Exhibit 99.1

Audited consolidated financial statements of the Company for the fiscal year ended
February 28, 2006, conformed to reflect the Company’s condensed consolidating financial information as if the new subsidiary nonguarantors had been in place as of and for all periods presented

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Constellation Brands, Inc.:

We have audited the accompanying consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 28, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Constellation Brands, Inc. and subsidiaries as of February 28, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended February 28, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Constellation Brands, Inc.’s internal control over financial reporting as of February 28, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 1, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Rochester, New York
May 1, 2006, except for Note 21,
which is as of August 8, 2006

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	February 28,	February 28,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash investments	$10,878	$17,635
Accounts receivable, net	771,875	849,642
Inventories	1,704,432	1,607,735
Prepaid expenses and other	213,670	259,023
Total current assets	2,700,855	2,734,035
PROPERTY, PLANT AND EQUIPMENT, net	1,425,298	1,596,367
GOODWILL	2,193,583	2,182,669
INTANGIBLE ASSETS, net	883,880	945,650
OTHER ASSETS, net	196,938	345,451
Total assets	$7,400,554	$7,804,172
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$79,881	$16,475
Current maturities of long-term debt	214,066	68,094
Accounts payable	312,839	345,254
Accrued excise taxes	76,662	74,356
Other accrued expenses and liabilities	614,612	633,908
Total current liabilities	1,298,060	1,138,087
LONG-TERM DEBT, less current maturities	2,515,780	3,204,707
DEFERRED INCOME TAXES	371,246	389,886
OTHER LIABILITIES	240,297	291,579
COMMITMENTS AND CONTINGENCIES (NOTE 14)
STOCKHOLDERS' EQUITY:
Preferred Stock, $.01 par value- Authorized, 1,000,000 shares; Issued, 170,500 shares at February 28, 2006, and February 28, 2005 (Aggregate liquidation preference of $172,951 at February 28, 2006)	2	2
Class A Common Stock, $.01 par value- Authorized, 300,000,000 shares; Issued, 203,651,535 shares at February 28, 2006, and 199,885,616 shares at February 28, 2005	2,037	1,999
Class B Convertible Common Stock, $.01 par value- Authorized, 30,000,000 shares; Issued, 28,863,138 shares at February 28, 2006, and 28,966,060 shares at February 28, 2005	289	289
Additional paid-in capital	1,159,421	1,097,177
Retained earnings	1,592,311	1,276,853
Accumulated other comprehensive income	247,427	431,843
	3,001,487	2,808,163
Less-Treasury stock-
Class A Common Stock, 4,474,371 shares at February 28, 2006, and 4,823,650 shares at February 28, 2005, at cost	(24,042)	(25,984)
Class B Convertible Common Stock, 5,005,800 shares at February 28, 2006, and February 28, 2005, at cost	(2,207)	(2,207)
	(26,249)	(28,191)
Less-Unearned compensation-restricted stock awards	(67)	(59)
Total stockholders' equity	2,975,171	2,779,913
Total liabilities and stockholders' equity	$7,400,554	$7,804,172

The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Years Ended
	February 28,	February 28,	February 29,
	2006	2005	2004

SALES	$5,706,925	$5,139,863	$4,469,270
Less - Excise taxes	(1,103,477)	(1,052,225)	(916,841)
Net sales	4,603,448	4,087,638	3,552,429
COST OF PRODUCT SOLD	(3,278,859)	(2,947,049)	(2,576,641)
Gross profit	1,324,589	1,140,589	975,788
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(612,404)	(555,694)	(457,277)
ACQUISITION-RELATED INTEGRATION COSTS	(16,788)	(9,421)	-
RESTRUCTURING AND RELATED CHARGES	(29,282)	(7,578)	(31,154)
Operating income	666,115	567,896	487,357
GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS	-	-	1,181
EQUITY IN EARNINGS OF EQUITY METHOD INVESTEES	825	1,753	542
INTEREST EXPENSE, net	(189,682)	(137,675)	(144,683)
Income before income taxes	477,258	431,974	344,397
PROVISION FOR INCOME TAXES	(151,996)	(155,510)	(123,983)
NET INCOME	325,262	276,464	220,414
Dividends on preferred stock	(9,804)	(9,804)	(5,746)
INCOME AVAILABLE TO COMMON STOCKHOLDERS	$315,458	$266,660	$214,668

SHARE DATA:
Earnings per common share:
Basic - Class A Common Stock	$1.44	$1.25	$1.08
Basic - Class B Common Stock	$1.31	$1.14	$0.98
Diluted	$1.36	$1.19	$1.03

Weighted average common shares outstanding:
Basic - Class A Common Stock	196,907	191,489	177,267
Basic - Class B Common Stock	23,904	24,043	24,137
Diluted	238,707	233,060	213,897

The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except share data)

						Accumulated
				Additional		Other
	Preferred	Common Stock		Paid-in	Retained	Comprehensive	Treasury	Unearned
	Stock	Class A	Class B	Capital	Earnings	(Loss) Income	Stock	Compensation	Total
BALANCE, February 28, 2003	$-	$1,629	$291	$468,764	$795,525	$(59,257)	$(31,817)	$(151)	$1,174,984
Comprehensive income:
Net income for Fiscal 2004	-	-	-	-	220,414	-	-	-	220,414
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of tax effect of $6,254	-	-	-	-	-	410,694	-	-	410,694
Unrealized gain (loss) on cash flow hedges:
Net derivative gains, net of tax effect of $15,714	-	-	-	-	-	38,199	-	-	38,199
Reclassification adjustments, net of tax effect of $507	-	-	-	-	-	(1,250)	-	-	(1,250)
Net gain recognized in other comprehensive income									36,949
Unrealized loss on marketable equity securities, net of tax effect of $185	-	-	-	-	-	(432)	-	-	(432)
Minimum pension liability adjustment, net of tax effect of $6,888	-	-	-	-	-	(15,652)	-	-	(15,652)
Other comprehensive income, net of tax									431,559
Comprehensive income									651,973
Conversion of 27,720 Class B Convertible Common shares to Class A Common shares	-	-	-	-	-	-	-	-	-
Exercise of 5,224,622 Class A stock options	-	52	-	36,183	-	-	-	-	36,235
Employee stock purchases of 331,552 treasury shares	-	-	-	1,658	-	-	1,824	-	3,482
Issuance of 19,600,000 Class A Common shares	-	196	-	261,020	-	-	-	-	261,216
Issuance of 170,500 Preferred shares	2	-	-	164,868	-	-	-	-	164,870
Dividend on Preferred shares	-	-	-	-	(5,746)	-	-	-	(5,746)
Issuance of 6,577,826 Class A Common shares in connection with Hardy Acquisition	-	66	-	77,177	-	-	-	-	77,243
Amortization of unearned restricted stock compensation	-	-	-	-	-	-	-	101	101
Tax benefit on Class A stock options exercised	-	-	-	13,029	-	-	-	-	13,029
Tax benefit on disposition of employee stock purchases	-	-	-	82	-	-	-	-	82
Other	-	-	-	150	-	-	-	-	150

BALANCE, February 29, 2004	2	1,943	291	1,022,931	1,010,193	372,302	(29,993)	(50)	2,377,619
Comprehensive income:
Net income for Fiscal 2005	-	-	-	-	276,464	-	-	-	276,464
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of tax effect of $17,056	-	-	-	-	-	79,977	-	-	79,977
Unrealized gain (loss) on cash flow hedges:
Net derivative gains, net of tax effect of $2,749	-	-	-	-	-	2,150	-	-	2,150
Reclassification adjustments, net of tax effect of $575	-	-	-	-	-	(1,783)	-	-	(1,783)
Net gain recognized in other comprehensive income									367
Unrealized (loss) gain on marketable equity securities:
Unrealized loss on marketable equity securities, net of tax effect of $18	-	-	-	-	-	(42)	-	-	(42)
Reclassification adjustments, net of tax effect of $203	-	-	-	-	-	474	-	-	474
Net gain recognized in other comprehensive income									432
Minimum pension liability adjustment, net of tax effect of $8,641	-	-	-	-	-	(21,235)	-	-	(21,235)
Other comprehensive income, net of tax									59,541
Comprehensive income									336,005
Conversion of 163,200 Class B Convertible Common shares to Class A Common shares	-	2	(2)	-	-	-	-	-	-
Exercise of 5,421,978 Class A stock options	-	54	-	48,345	-	-	-	-	48,399
Employee stock purchases of 348,270 treasury shares	-	-	-	2,728	-	-	1,962	-	4,690
Dividend on Preferred shares	-	-	-	-	(9,804)	-	-	-	(9,804)
Issuance of 5,330 restricted Class A Common shares	-	-	-	71	-	-	30	(101)	-
Amortization of unearned restricted stock compensation	-	-	-	-	-	-	-	92	92
Tax benefit on Class A stock options exercised	-	-	-	22,963	-	-	-	-	22,963
Tax benefit on disposition of employee stock purchases	-	-	-	122	-	-	-	-	122
Other	-	-	-	17	-	-	(190)	-	(173)

BALANCE, February 28, 2005	$2	$1,999	$289	$1,097,177	$1,276,853	$431,843	$(28,191)	$(59)	$2,779,913

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except share data)

						Accumulated
				Additional		Other
	Preferred	Common Stock		Paid-in	Retained	Comprehensive	Treasury	Unearned
	Stock	Class A	Class B	Capital	Earnings	(Loss) Income	Stock	Compensation	Total
BALANCE, February 28, 2005	$2	$1,999	$289	$1,097,177	$1,276,853	$431,843	$(28,191)	$(59)	$2,779,913
Comprehensive income:
Net income for Fiscal 2006	-	-	-	-	325,262	-	-	-	325,262
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of tax effect of $6,808	-	-	-	-	-	(159,242)	-	-	(159,242)
Unrealized gain (loss) on cash flow hedges:
Net derivative gains, net of tax effect of $3,268	-	-	-	-	-	90	-	-	90
Reclassification adjustments, net of tax effect of $4,211	-	-	-	-	-	(6,368)	-	-	(6,368)
Net loss recognized in other comprehensive income									(6,278)
Unrealized loss on marketable equity securities	-	-	-	-	-	(4)	-	-	(4)
Minimum pension liability adjustment, net of tax effect of $8,248	-	-	-	-	-	(18,892)	-	-	(18,892)
Other comprehensive loss, net of tax									(184,416)
Comprehensive income									140,846
Conversion of 102,922 Class B Convertible Common shares to Class A Common shares	-	-	-	-	-	-	-	-	-
Exercise of 3,662,997 Class A stock options	-	38	-	31,314	-	-	-	-	31,352
Employee stock purchases of 342,129 treasury shares	-	-	-	4,326	-	-	1,903	-	6,229
Acceleration of 5,130,778 Class A stock options	-	-	-	7,324	-	-	-	-	7,324
Dividend on Preferred shares	-	-	-	-	(9,804)	-	-	-	(9,804)
Issuance of 7,150 restricted Class A Common shares	-	-	-	161	-	-	39	(200)	-
Amortization of unearned restricted stock compensation	-	-	-	-	-	-	-	192	192
Tax benefit on Class A stock options exercised	-	-	-	19,014	-	-	-	-	19,014
Tax benefit on disposition of employee stock purchases	-	-	-	120	-	-	-	-	120
Other	-	-	-	(15)	-	-	-	-	(15)

BALANCE, February 28, 2006	$2	$2,037	$289	$1,159,421	$1,592,311	$247,427	$(26,249)	$(67)	$2,975,171

The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Years Ended
	February 28,	February 28,	February 29,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$325,262	$276,464	$220,414

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	119,946	93,139	80,079
Proceeds from early termination of derivative contracts	48,776	-	-
Deferred tax provision	30,116	48,274	31,398
Amortization of intangible and other assets	8,152	10,516	21,875
Stock-based compensation expense	7,516	109	233
Loss on disposal of assets	2,188	2,442	5,127
Amortization of discount on long-term debt	77	72	93
Equity in earnings of equity method investees	(825)	(1,753)	(542)
Non-cash portion of loss on extinguishment of debt	-	23,181	800
Gain on change in fair value of derivative instruments	-	-	(1,181)
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	44,191	(100,280)	(63,036)
Inventories	(121,887)	(74,466)	96,051
Prepaid expenses and other current assets	7,267	(8,100)	2,192
Accounts payable	(1,241)	11,388	(61,647)
Accrued excise taxes	3,987	25,405	7,658
Other accrued expenses and liabilities	(35,105)	11,607	11,417
Other, net	(2,449)	2,702	(10,624)
Total adjustments	110,709	44,236	119,893
Net cash provided by operating activities	435,971	320,700	340,307

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(132,498)	(119,664)	(105,094)
Purchases of businesses, net of cash acquired	(45,893)	(1,052,471)	(1,069,470)
Payment of accrued earn-out amount	(3,088)	(2,618)	(2,035)
Investment in equity method investee	(2,723)	(86,121)	-
Proceeds from sales of assets	119,679	13,771	13,449
Proceeds from sales of equity method investments	35,953	9,884	-
Proceeds from sales of businesses	17,861	-	3,814
Proceeds from sales of marketable equity securities	-	14,359	849
Other investing activities	(4,849)	-	-
Net cash used in investing activities	(15,558)	(1,222,860)	(1,158,487)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(527,593)	(1,488,686)	(1,282,274)
Payment of preferred stock dividends	(9,804)	(9,804)	(3,295)
Net proceeds from (repayment of) notes payable	63,802	(45,858)	(1,113)
Exercise of employee stock options	31,504	48,241	36,017
Proceeds from issuance of long-term debt	9,625	2,400,000	1,600,000
Proceeds from employee stock purchases	6,229	4,690	3,481
Payment of issuance costs of long-term debt	-	(24,403)	(33,748)
Proceeds from equity offerings, net of fees	-	-	426,086
Net cash (used in) provided by financing activities	(426,237)	884,180	745,154

Effect of exchange rate changes on cash and cash investments	(933)	(1,521)	96,352

NET (DECREASE) INCREASE IN CASH AND CASH INVESTMENTS	(6,757)	(19,501)	23,326
CASH AND CASH INVESTMENTS, beginning of year	17,635	37,136	13,810
CASH AND CASH INVESTMENTS, end of year	$10,878	$17,635	$37,136

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$198,787	$124,899	$137,359
Income taxes	$42,909	$83,675	$76,990

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of assets acquired, including cash acquired	$49,554	$1,938,035	$1,776,064
Liabilities assumed	(1,341)	(878,134)	(621,578)
Net assets acquired	48,213	1,059,901	1,154,486
Less - note payable issuance	(2,320)	-	-
Less - stock issuance	-	-	(77,243)
Less - direct acquisition costs accrued or previously paid	-	(985)	(5,939)
Less - cash acquired	-	(6,445)	(1,834)
Net cash paid for purchases of businesses	$45,893	$1,052,471	$1,069,470
The accompanying notes are an integral part of these statements.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business -
Constellation Brands, Inc. and its subsidiaries (the “Company”) operate primarily in the beverage alcohol industry. The Company is a leading international producer and marketer of beverage alcohol with a broad portfolio of brands across the wine, imported beer and spirits categories. The Company has the largest wine business in the world and is the largest multi-category supplier of beverage alcohol in the United States (“U.S.”); a leading producer and exporter of wine from Australia and New Zealand; and both a major producer and independent drinks wholesaler in the United Kingdom (“U.K.”). In North America, the Company distributes its products through wholesale distributors. In Australia, the Company distributes its products directly to off-premise accounts, such as major retail chains, on-premise accounts, such as hotels and restaurants, and large wholesalers. In the U.K., the Company distributes its products directly to off-premise accounts, such as major retail chains, and to other wholesalers. Through the Company’s U.K. wholesale business, the Company distributes its branded products and those of other major drinks companies to on-premise accounts: pubs, clubs, hotels and restaurants.

Principles of consolidation -
The consolidated financial statements of the Company include the accounts of Constellation Brands, Inc. and all of its subsidiaries. All intercompany accounts and transactions have been eliminated.

Management’s use of estimates -
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition -
Sales are recognized when title passes to the customer, which is generally when the product is shipped. Amounts billed to customers for shipping and handling are classified as sales. Sales reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional and advertising allowances, coupons, and rebates.

Cost of product sold -
The types of costs included in cost of product sold are raw materials, packaging materials, manufacturing costs, plant administrative support and overheads, and freight and warehouse costs (including distribution network costs). Distribution network costs include inbound freight charges and outbound shipping and handling costs, purchasing and receiving costs, inspection costs, warehousing and internal transfer costs.

Selling, general and administrative expenses -
The types of costs included in selling, general and administrative expenses consist predominately of advertising and non-manufacturing administrative and overhead costs. Distribution network costs are not included in the Company’s selling, general and administrative expenses, but are included in cost of product sold as described above. The Company expenses advertising costs as incurred, shown or distributed. Prepaid advertising costs at February 28, 2006, and February 28, 2005, were not material. Advertising expense for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, was $142.4 million, $139.1 million and $117.8 million, respectively.

Foreign currency translation -
The “functional currency” for translating the accounts of the Company’s operations outside the U.S. is the local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of Accumulated Other Comprehensive Income (Loss) (“AOCI”). Gains or losses resulting from foreign currency denominated transactions are included in selling, general and administrative expenses in the Company’s Consolidated Statements of Income. The Company engages in foreign currency denominated transactions with customers, suppliers and non-U.S. subsidiaries. Aggregate foreign currency transaction net gains were $5.1 million, $5.3 million and $16.6 million for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively.

Cash investments -
Cash investments consist of highly liquid investments with an original maturity when purchased of three months or less and are stated at cost, which approximates market value. The amounts at February 28, 2006, and February 28, 2005, are not significant.

Allowance for doubtful accounts -
The Company records an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The majority of the accounts receivable balance is generated from sales to independent distributors with whom the Company has a predetermined collection date arranged through electronic funds transfer. The allowance for doubtful accounts was $13.5 million and $16.3 million as of February 28, 2006, and February 28, 2005, respectively.

Fair value of financial instruments -
To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” the Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments (such as forwards, options, swaps, etc.) which take into account the present value of estimated future cash flows.

The carrying amount and estimated fair value of the Company’s financial instruments are summarized as follows:

	February 28, 2006		February 28, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
(in thousands)
Assets:
Cash and cash investments	$10,878	$10,878	$17,635	$17,635
Accounts receivable	$771,875	$771,875	$849,642	$849,642
Investment in marketable equity securities	$27	$27	$-	$-
Currency forward contracts	$11,677	$11,677	$45,606	$45,606
Interest rate swap contracts	$1,429	$1,429	$14,684	$14,684

Liabilities:
Notes payable to banks	$79,881	$79,881	$16,475	$16,475
Accounts payable	$312,839	$312,839	$345,254	$345,254
Long-term debt, including current portion	$2,729,846	$2,786,720	$3,272,801	$3,374,337
Currency forward contracts	$3,960	$3,960	$2,061	$2,061

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash investments, accounts receivable and accounts payable: The carrying amounts approximate fair value due to the short maturity of these instruments.
Investment in marketable equity securities: The fair value is estimated based on quoted market prices.
Currency forward contracts: The fair value is estimated based on quoted market prices.
Interest rate swap contracts: The fair value is estimated based on quoted market prices.
Notes payable to banks: These instruments are variable interest rate bearing notes for which the carrying value approximates the fair value.
Long-term debt: The senior credit facility is subject to variable interest rates which are frequently reset; accordingly, the carrying value of this debt approximates its fair value. The fair value of the remaining long-term debt, which is all fixed rate, is estimated by discounting cash flows using interest rates currently available for debt with similar terms and maturities.

Derivative instruments -
As a multinational company, the Company is exposed to market risk from changes in foreign currency exchange rates and interest rates that could affect the Company’s results of operations and financial condition. The amount of volatility realized will vary based upon the effectiveness and level of derivative instruments outstanding during a particular period of time, as well as the currency and interest rate market movements during that same period.

The Company enters into derivative instruments, primarily interest rate swaps and foreign currency forwards, to manage interest rate and foreign currency risks. In accordance with Statement of Financial Accounting Standards No. 133 (“SFAS No. 133”), “Accounting for Derivative Instruments and Hedging Activities,” as amended, the Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. The fair values of the Company’s derivative instruments change with fluctuations in interest rates and/or currency rates and are expected to offset changes in the values of the underlying exposures. The Company’s derivative instruments are held solely to hedge economic exposures. The Company follows strict policies to manage interest rate and foreign currency risks, including prohibitions on derivative market-making or other speculative activities. As of February 28, 2006, and February 28, 2005, the Company had foreign exchange contracts outstanding with a notional value of $1,254.7 million and $601.6 million, respectively. In addition, as of February 28, 2006, and February 28, 2005, the Company had interest rate swap agreements outstanding with a notional value of $1,200.0 million (see Note 9).

To qualify for hedge accounting under SFAS No. 133, the details of the hedging relationship must be formally documented at inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risk that is being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness will be measured. The derivative must be highly effective in offsetting either changes in the fair value or cash flows, as appropriate, of the risk being hedged. Effectiveness is evaluated on a retrospective and prospective basis based on quantitative measures.

Certain of the Company’s derivative instruments do not qualify for SFAS No. 133 hedge accounting treatment; for others, the Company chooses not to maintain the required documentation to apply hedge accounting treatment. These instruments are used to hedge the Company’s exposure to fluctuations in the value of foreign currency denominated receivables and payables, foreign currency investments, primarily consisting of loans to subsidiaries, and cash flows related primarily to repatriation of those loans or investments. Forward contracts, generally less than 12 months in duration, are used to hedge some of these risks. The Company’s derivative policy permits the use of non-SFAS No. 133 hedging when the hedging instrument is settled within the fiscal quarter or offsets a recognized balance sheet exposure. In these circumstances, the mark to fair value is reported currently through earnings in selling, general and administrative expenses in the Company’s Consolidated Statements of Income.

Furthermore, for derivative instruments which qualify for hedge accounting treatment, when it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company discontinues hedge accounting prospectively when (i) the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) it is no longer probable that the forecasted transaction will occur; or (iv) management determines that designating the derivative as a hedging instrument is no longer appropriate.

Cash flow hedges:
The Company is exposed to foreign denominated cash flow fluctuations in connection with sales to third parties, intercompany sales, available for sale securities and intercompany financing arrangements. Foreign currency forward contracts are used to hedge certain of these risks. In addition, the Company utilizes interest rate swaps to manage its exposure to changes in interest rates. Derivatives managing the Company’s cash flow exposures generally mature within three years or less, with a maximum maturity of five years. Throughout the term of the designated cash flow hedge relationship, but at least quarterly, a retrospective evaluation and prospective assessment of hedge effectiveness is performed. In the event the relationship is no longer effective, the fair market value of the hedging derivative instrument is recognized immediately in the Company’s Consolidated Statements of Income. In conjunction with its effectiveness testing, the Company also evaluates ineffectiveness associated with the hedge relationship. Resulting ineffectiveness, if any, is recognized immediately in the Company’s Consolidated Statements of Income.

The Company records the fair value of its foreign exchange contracts qualifying for cash flow hedge accounting treatment in its consolidated balance sheet with the related gain or loss on those contracts deferred in stockholders’ equity (as a component of AOCI). These deferred gains or losses are recognized in the Company’s Consolidated Statements of Income in the same period in which the underlying hedged items are recognized, and on the same line item as the underlying hedged items. However, to the extent that any derivative instrument is not considered to be perfectly effective in offsetting the change in the value of the hedged item, the amount related to the ineffective portion of this derivative instrument is immediately recognized in the Company’s Consolidated Statements of Income in selling, general and administrative expenses.

The Company expects $13.4 million of net gains to be reclassified from AOCI to earnings within the next 12 months. The amount of hedge ineffectiveness associated with the Company’s designated cash flow hedge instruments recognized in the Company’s Consolidated Statements of Income during the years ended February 28, 2006, February 28, 2005, and February 29, 2004, was not material. All components of the Company’s derivative instruments’ gains or losses are included in the assessment of hedge effectiveness. In addition, the amount of net gains reclassified into earnings as a result of the discontinuance of cash flow hedge accounting due to the probability that the original forecasted transaction would not occur by the end of the originally specified time period was not material for the years ended February 28, 2006, February 28, 2005, and February 29, 2004.

Fair value hedges:
Fair value hedges are hedges that offset the risk of changes in the fair values of recorded assets and liabilities, and firm commitments. The Company records changes in fair value of derivative instruments which are designated and deemed effective as fair value hedges, in earnings offset by the corresponding changes in the fair value of the hedged items.

The amount of hedge ineffectiveness associated with the Company’s designated fair value hedge instruments recognized in the Company’s Consolidated Statements of Income for the years ended February 28, 2006, and February 28, 2005, was not material. The Company did not have any fair value hedge instruments outstanding for the year ended February 29, 2004. All components of the Company’s derivative instruments’ gains or losses are included in the assessment of hedge effectiveness. There were no gains or losses recognized in earnings resulting from a hedged firm commitment no longer qualifying as a fair value hedge.

Net investment hedges:
Net investment hedges are hedges that use derivative instruments or non-derivative instruments to hedge the foreign currency exposure of a net investment in a foreign operation. The Company manages currency exposures resulting from its net investments in foreign subsidiaries principally with debt denominated in the related foreign currency. Gains and losses on these instruments are recorded as foreign currency translation adjustments in AOCI. Currently, the Company has designated the Sterling Senior Notes and the Sterling Series C Senior Notes (as defined in Note 9) totaling £155.0 million aggregate principal amount as a hedge against the net investment in the Company’s U.K. subsidiary. For the years ended February 28, 2006, February 28, 2005, and February 29, 2004, net gains (losses) of $25.9 million, ($8.1) million and ($45.9) million, respectively, are included in foreign currency translation adjustments within AOCI.

Counterparty credit risk:
Counterparty credit risk relates to losses the Company could incur if a counterparty defaults on a derivative contract. The Company manages exposure to counterparty credit risk by requiring specified minimum credit standards and diversification of counterparties. The Company enters into master agreements with its counterparties that allow netting of certain exposures in order to manage this risk. All of the Company’s counterpart exposures are with counterparts that have investment grade ratings. The Company has procedures to monitor the credit exposure for both mark to market and future potential exposures.

Inventories -
Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead and are classified as follows:

	February 28, 2006	February 28, 2005
(in thousands)
Raw materials and supplies	$82,366	$71,562
In-process inventories	1,081,304	957,567
Finished case goods	540,762	578,606
	$1,704,432	$1,607,735

A substantial portion of barreled whiskey and brandy will not be sold within one year because of the duration of the aging process. All barreled whiskey and brandy are classified as in-process inventories and are included in current assets, in accordance with industry practice. Bulk wine inventories are also included as in-process inventories within current assets, in accordance with the general practices of the wine industry, although a portion of such inventories may be aged for periods greater than one year. Warehousing, insurance, ad valorem taxes and other carrying charges applicable to barreled whiskey and brandy held for aging are included in inventory costs.

The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analyses and assumptions including, but not limited to, historical usage, future demand and market requirements. Reductions to the carrying value of inventories are recorded in cost of product sold. If the future demand for the Company’s products is less favorable than the Company’s forecasts, then the value of the inventories may be required to be reduced, which would result in additional expense to the Company and affect its results of operations.

Property, plant and equipment -
Property, plant and equipment is stated at cost. Major additions and betterments are charged to property accounts, while maintenance and repairs are charged to operations as incurred. The cost of properties sold or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts at the time of disposal and resulting gains and losses are included as a component of operating income.

Depreciation -
Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

Depreciable Life in Years
Land improvements	15 to 32
Vineyards	16 to 26
Buildings and improvements	10 to 44
Machinery and equipment	3 to 35
Motor vehicles	3 to 7

Goodwill and other intangible assets -
In accordance with Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” the Company reviews its goodwill and indefinite lived intangible assets annually for impairment, or sooner, if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company uses December 31 as its annual impairment test measurement date. Indefinite lived intangible assets consist principally of trademarks. Intangible assets determined to have a finite life, primarily distribution agreements, are amortized over their estimated useful lives and are subject to review for impairment in accordance with the provisions of SFAS No. 144 (as defined below). Note 6 provides a summary of intangible assets segregated between amortizable and nonamortizable amounts. No instances of impairment were noted on the Company’s goodwill and other intangible assets for the years ended February 28, 2006, February 28, 2005, and February 29, 2004.

Other assets -
Other assets include the following: (i) investments in equity method investees which are carried under the equity method of accounting (see Note 7); (ii) deferred financing costs which are stated at cost, net of accumulated amortization, and are amortized on an effective interest basis over the term of the related debt; (iii) deferred tax assets which are stated at cost, net of valuation allowances (see Note 10); and (iv) derivative assets which are stated at fair value (see discussion above).

Long-lived assets impairment -
In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated.

Pursuant to this policy and in connection with the restructuring plan of the Constellation Wines segment (see Note 20), the Company recorded losses of $2.1 million on the disposal of certain property, plant and equipment during the year ended February 29, 2004. These losses are included in restructuring and related charges on the Company’s Consolidated Statements of Income as they are part of the restructuring plan. No losses were recorded for the years ended February 28, 2006, and February 28, 2005.

Income taxes -
The Company uses the asset and liability method of accounting for income taxes. This method accounts for deferred income taxes by applying statutory rates in effect at the balance sheet date to the difference between the financial reporting and tax bases of assets and liabilities.

Environmental -
Environmental expenditures that relate to current operations or to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities for environmental risks or components thereof are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company’s commitment to a formal plan of action. Liabilities for environmental costs were not material at February 28, 2006, and February 28, 2005.

Earnings per common share -
Effective June 1, 2004, the Company adopted EITF Issue No. 03-6 (“EITF No. 03-6”), “Participating Securities and the Two-Class Method under FASB Statement No. 128.” EITF No. 03-6 clarifies what is meant by a “participating security,” provides guidance on applying the two-class method for computing earnings per share, and requires affected companies to retroactively restate earnings per share amounts for all periods presented.

The Company has two classes of common stock: Class A Common Stock and Class B Convertible Common Stock. With respect to dividend rights, the Class A Common Stock is entitled to cash dividends of at least ten percent higher than those declared and paid on the Class B Convertible Common Stock. Therefore, under EITF No. 03-6, the Class B Convertible Common Stock is considered a participating security requiring the use of the two-class method for the computation of net income per share - basic, rather than the if-converted method which was previously used. In addition, the shares of Class B Convertible Common Stock are considered to be participating convertible securities since the shares of Class B Convertible Common Stock are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. The two-class computation method for each period reflects the amount of allocated undistributed earnings per share computed using the participation percentage which reflects the minimum dividend rights of each class of stock. Earnings per share - basic reflects the application of EITF No. 03-6 and has been computed using the two-class method for all periods presented. Earnings per share - diluted continues to be computed using the if-converted method (see Note 16).

Basic earnings per common share excludes the effect of common stock equivalents and is computed using the two-class computation method. Diluted earnings per common share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and the conversion of Class B Convertible Common Stock and Preferred Stock (as defined in Note 15) using the if-converted method.

Stock-based employee compensation plans -
As of February 28, 2006, the Company has four stock-based employee compensation plans, which are described more fully in Note 15. The Company applies the intrinsic value method described in Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees,” and related interpretations in accounting for these plans. In accordance with APB No. 25, the compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. Options granted under the Company’s stock option plans have an exercise price equal to the market value of the underlying common stock on the date of grant; therefore, no incremental compensation expense has been recognized for grants made to employees under the Company’s stock option plans. The Company utilizes the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS No. 123(R)”), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123(R) requires the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company adopted SFAS No. 123(R) on March 1, 2006. See Note 23 for additional discussion regarding SFAS No. 123(R).

Stock-based awards, primarily stock options, granted by the Company are subject to specific vesting conditions, generally time vesting, or at the date the employee retires (as defined by the stock option plan), if earlier. Under APB No. 25, as the exercise price is equal to the market value of the underlying common stock on the date of grant, no compensation expense is recognized for the granting of these stock options. Under the disclosure only provisions of SFAS No. 123, for stock-based awards that specify an employee vests in the award upon retirement, the Company accounts for the compensation expense ratably over the stated vesting period. If the employee retires before the end of the stated vesting period, then any remaining unrecognized compensation expense is accounted for at the date of retirement. The Company will continue to apply this approach for any awards granted prior to the Company’s adoption of SFAS No. 123(R) on March 1, 2006, and for the unrecognized compensation expense associated with the remaining portion of the then unvested outstanding awards. The remaining portion of the unvested outstanding awards as of February 28, 2006, is not material.

With the Company’s adoption of SFAS No. 123(R) on March 1, 2006, the Company revised its approach for recognition of compensation expense for all new stock-based awards that accelerate vesting upon retirement. Under this revised approach, compensation expense will be recognized immediately for awards granted to retirement-eligible employees or over the period from the date of grant to the date of retirement-eligibility if that is expected to occur during the requisite service period.

On February 16, 2006, the Company’s Board of Directors approved the accelerated vesting of certain unvested stock options previously awarded under the Company’s Long-Term Stock Incentive Plan and Incentive Stock Option Plan. Nearly all of the accelerated vesting was for stock options awarded with a performance-based acceleration feature. The acceleration of these stock options will enable the Company to more accurately forecast future compensation expense and to reduce related earnings volatility. As a result of the accelerated vesting, options to purchase 5,130,778 shares of the Company’s Class A Common Stock, of which 98.7% were in-the-money, became fully exercisable. The acceleration eliminates future compensation expense of approximately $38.8 million that would have otherwise been recognized in the Company’s Consolidated Statements of Income beginning March 1, 2006, through February 28, 2010. Also on February 16, 2006, the Company announced its worldwide wines reorganization (see Note 20). As a result of these foregoing actions, the Company recorded $7.3 million of stock-based employee compensation expense during the year ended February 28, 2006, of which $6.9 million is recorded as Restructuring and Related Charges and $0.4 million is recorded as selling, general and administrative expenses in the Company’s Consolidated Statements of Income.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands, except per share data)
Net income, as reported	$325,262	$276,464	$220,414
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	4,801	69	160
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(38,718)	(33,461)	(16,582)
Pro forma net income	$291,345	$243,072	$203,992

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands, except per share data)
Earnings per common share - basic:
Class A Common Stock, as reported	$1.44	$1.25	$1.08
Class B Convertible Common Stock, as reported	$1.31	$1.14	$0.98

Class A Common Stock, pro forma	$1.29	$1.09	$1.00
Class B Convertible Common Stock, pro forma	$1.17	$0.99	$0.90

Earnings per common share - diluted, as reported	$1.36	$1.19	$1.03
Earnings per common share - diluted, pro forma	$1.21	$1.04	$0.95

2.    RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS:

On October 22, 2004, the American Jobs Creation Act (“AJCA”) was signed into law. The AJCA includes a special one-time 85% dividends received deduction for certain foreign earnings that are repatriated. In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 109-2 (“FSP FAS 109-2”), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” FSP FAS 109-2 provides accounting and disclosure guidance for this repatriation provision (see Note 10).

Effective September 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 153 (“SFAS No. 153”), “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29.” SFAS No. 153 amends Accounting Principles Board Opinion No. 29 (“APB No. 29”), “Accounting for Nonmonetary Transactions,” to eliminate the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replace it with a general exception from fair value measurement for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 did not have a material impact on the Company’s consolidated financial statements.

Effective February 28, 2006, the Company adopted FASB Interpretation No. 47 (“FIN No. 47”), “Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143.” FIN No. 47 clarifies the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations.” A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Therefore, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The adoption of FIN No. 47 did not have a material impact on the Company’s consolidated financial statements.

3.    ACQUISITIONS:

Acquisition of Robert Mondavi -
On December 22, 2004, the Company acquired all of the outstanding capital stock of The Robert Mondavi Corporation (“Robert Mondavi”), a leading premium wine producer based in Napa, California. Through this transaction, the Company acquired various additional winery and vineyard interests, and, additionally produces, markets and sells premium, super-premium and fine California wines under the Woodbridge by Robert Mondavi, Robert Mondavi Private Selection and Robert Mondavi Winery brand names. As a result of the Robert Mondavi acquisition, the Company acquired an ownership interest in Opus One, a joint venture owned equally by Robert Mondavi and Baron Philippe de Rothschild, S.A. During September 2005, the Company’s president and Baroness Philippine de Rothschild announced an agreement to maintain equal ownership of Opus One. Opus One produces fine wines at its Napa Valley winery.

The acquisition of Robert Mondavi supports the Company’s strategy of strengthening the breadth of its portfolio across price segments to capitalize on the overall growth in the premium, super-premium and fine wine categories. The Company believes that the acquired Robert Mondavi brand names have strong brand recognition globally. The vast majority of sales from these brands are generated in the United States. The Company is leveraging the Robert Mondavi brands in the United States through its selling, marketing and distribution infrastructure. The Company also intends to further expand distribution for the Robert Mondavi brands in Europe through its Constellation Europe infrastructure.

The Robert Mondavi acquisition supports the Company’s strategy of growth and breadth across categories and geographies, and strengthens its competitive position in its core markets. The Robert Mondavi acquisition provides the Company with a greater presence in the growing premium, super-premium and fine wine sectors within the United States and the ability to capitalize on the broader geographic distribution in strategic international markets. In particular, the Company believes there are growth opportunities for premium, super-premium and fine wines in the United Kingdom and other “new world” wine markets. Total consideration paid in cash to the Robert Mondavi shareholders was $1,030.7 million. Additionally, the Company incurred direct acquisition costs of $12.0 million. The purchase price was financed with borrowings under the Company’s 2004 Credit Agreement (as defined in Note 9). In accordance with the purchase method of accounting, the acquired net assets are recorded at fair value at the date of acquisition. The purchase price was based primarily on the estimated future operating results of the Robert Mondavi business, including the factors described above, as well as an estimated benefit from operating cost synergies.

The results of operations of the Robert Mondavi business are reported in the Constellation Wines segment and have been included in the Consolidated Statements of Income since the acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed in the Robert Mondavi acquisition at the date of acquisition, as adjusted for the final appraisal:

(in thousands)
Current assets	$513,782
Property, plant and equipment	438,140
Other assets	124,450
Trademarks	138,000
Goodwill	634,203
Total assets acquired	1,848,575

Current liabilities	310,919
Long-term liabilities	494,995
Total liabilities assumed	805,914

Net assets acquired	$1,042,661

The trademarks are not subject to amortization. None of the goodwill is expected to be deductible for tax purposes.

Following the Robert Mondavi acquisition, the Company sold certain of the acquired vineyard properties and related assets, investments accounted for under the equity method, and other winery properties and related assets, during the years ended February 28, 2006, and February 28, 2005. The Company realized net proceeds of $170.8 million from the sale of these assets during the year ended February 28, 2006. Amounts realized during the year ended February 28, 2005, were not material. No gain or loss has been recognized upon the sale of these assets.

Hardy Acquisition -
On March 27, 2003, the Company acquired control of BRL Hardy Limited, now known as Hardy Wine Company Limited (“Hardy”), and on April 9, 2003, the Company completed its acquisition of all of Hardy’s outstanding capital stock. As a result of the acquisition of Hardy, the Company also acquired the remaining 50% ownership of Pacific Wine Partners LLC (“PWP”), the joint venture the Company established with Hardy in July 2001. The acquisition of Hardy along with the remaining interest in PWP is referred to together as the “Hardy Acquisition.” Through this acquisition, the Company acquired one of Australia’s largest wine producers with interests in wineries and vineyards in most of Australia’s major wine regions as well as New Zealand and the United States and Hardy’s marketing and sales operations in the United Kingdom. In October 2005, PWP was merged into another subsidiary of the Company.

Total consideration paid in cash and Class A Common Stock to the Hardy shareholders was $1,137.4 million. Additionally, the Company recorded direct acquisition costs of $17.2 million. The acquisition date for accounting purposes is March 27, 2003. The Company has recorded a $1.6 million reduction in the purchase price to reflect imputed interest between the accounting acquisition date and the final payment of consideration. This charge is included as interest expense in the Consolidated Statement of Income for the year ended February 29, 2004. The cash portion of the purchase price paid to the Hardy shareholders and optionholders ($1,060.2 million) was financed with $660.2 million of borrowings under the Company’s then existing credit agreement and $400.0 million of borrowings under the Company’s then existing bridge loan agreement. Additionally, the Company issued 6,577,826 shares of the Company’s Class A Common Stock, which were valued at $77.2 million based on the simple average of the closing market price of the Company’s Class A Common Stock beginning two days before and ending two days after April 4, 2003, the day the Hardy shareholders elected the form of consideration they wished to receive. The purchase price was based primarily on a discounted cash flow analysis that contemplated, among other things, the value of a broader geographic distribution in strategic international markets and a presence in the important Australian winemaking regions. The Company and Hardy have complementary businesses that share a common growth orientation and operating philosophy. The Hardy Acquisition supports the Company’s strategy of growth and breadth across categories and geographies, and strengthens its competitive position in its core markets. The purchase price and resulting goodwill were primarily based on the growth opportunities of the brand portfolio of Hardy. In particular, the Company believes there are growth opportunities for Australian wines in the United Kingdom, United States and other wine markets. This acquisition supports the Company’s strategy of driving long-term growth and positions the Company to capitalize on the growth opportunities in “new world” wine markets.

The results of operations of Hardy and PWP are reported in the Constellation Wines segment and have been included in the Consolidated Statements of Income since the accounting acquisition date.

The following table summarizes the fair values of the assets acquired and liabilities assumed in the Hardy Acquisition at the date of acquisition, as adjusted for the final appraisal:

(in thousands)
Current assets	$557,128
Property, plant and equipment	332,125
Other assets	30,135
Trademarks	263,120
Goodwill	613,608
Total assets acquired	1,796,116

Current liabilities	311,138
Long-term liabilities	331,954
Total liabilities assumed	643,092

Net assets acquired	$1,153,024

The trademarks are not subject to amortization. None of the goodwill is expected to be deductible for tax purposes.

The following table sets forth the unaudited pro forma results of operations of the Company for the years ended February 28, 2005, and February 29, 2004, respectively. The unaudited pro forma results of operations for the years ended February 28, 2005, and February 29, 2004, give effect to the Robert Mondavi acquisition as if it occurred on March 1, 2003. The unaudited pro forma results of operations for the year ended February 29, 2004, do not give effect to the Hardy Acquisition as if it occurred on March 1, 2003, as it is not significant. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of deferred financing costs, interest expense on the acquisition financing, interest expense associated with adverse grape contracts, and related income tax effects. The unaudited pro forma results of operations are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations for the year ended February 29, 2004, do not reflect total pretax nonrecurring charges of $21.9 million ($0.07 per share on a diluted basis) related to transaction costs, primarily for the acceleration of vesting of stock options, legal fees and investment banker fees, all of which were incurred by Robert Mondavi prior to the acquisition. The unaudited pro forma results of operations do not purport to present what the Company’s results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company’s financial position or results of operations at any future date or for any future period.

	For the Years Ended
	February 28, 2005	February 29, 2004
(in thousands, except per share data)
Net sales	$4,479,603	$4,017,436
Income before income taxes	$383,035	$384,330
Net income	$243,437	$245,812
Income available to common stockholders	$233,633	$240,066

Earnings per common share - basic:
Class A Common Stock	$1.10	$1.21
Class B Common Stock	$1.00	$1.10
Earnings per common share - diluted	$1.04	$1.15

Weighted average common shares outstanding - basic:
Class A Common Stock	191,489	177,267
Class B Common Stock	24,043	24,137
Weighted average common shares outstanding - diluted	233,060	213,897

During the year ended February 28, 2006, the Company completed its acquisition of two businesses, Rex Goliath and Cocktails by Jenn, for a total combined purchased price of $48.2 million. Unaudited pro forma results of operations for the years ended February 28, 2006, and February 28, 2005, to give pro forma effect to these acquisitions as if they occurred on March 1, 2004, are not shown as they are not significant.

4.    PROPERTY, PLANT AND EQUIPMENT:

The major components of property, plant and equipment are as follows:

	February 28, 2006	February 28, 2005
(in thousands)
Land and land improvements	$245,237	$308,119
Vineyards	187,651	236,827
Buildings and improvements	373,160	367,544
Machinery and equipment	1,042,207	1,029,297
Motor vehicles	16,226	19,351
Construction in progress	73,876	63,776
	1,938,357	2,024,914
Less - Accumulated depreciation	(513,059)	(428,547)
	$1,425,298	$1,596,367

5.    GOODWILL:

The changes in the carrying amount of goodwill for the year ended February 28, 2006, are as follows:

	Constellation Wines	Constellation Beers and Spirits	Consolidated
(in thousands)
Balance, February 28, 2005	$2,031,244	$151,425	$2,182,669
Purchase accounting allocations	74,216	6,008	80,224
Foreign currency translation adjustments	(73,429)	1,210	(72,219)
Purchase price earn-out	2,888	21	2,909
Balance, February 28, 2006	$2,034,919	$158,664	$2,193,583

The purchase accounting allocations of goodwill totaling $80.2 million consist primarily of final purchase accounting allocations associated with the Robert Mondavi acquisition and goodwill resulting from the acquisition of two businesses, Rex Goliath and Cocktails by Jenn. In addition, the purchase price for Cocktails by Jenn includes an earn-out for a peirod of up to ten years based on the performance of the brands. The results of operations of Rex Goliath are reported in the Constellation Wines segment and the results of operations of Cocktails by Jenn are reported in the Constellation Beers and Spirits segment, and have been included in the Consolidated Statements of Income since their respective acquisition dates.

6.    INTANGIBLE ASSETS:

The major components of intangible assets are:

	February 28, 2006		February 28, 2005
	Gross Carrying Amount	Net Carrying Amount	Gross Carrying Amount	Net Carrying Amount
(in thousands)
Amortizable intangible assets:
Distributor relationships	$3,700	$3,556	$3,700	$3,679
Distribution agreements	18,882	7,006	12,884	1,666
Other	2,387	1,338	5,230	1,229
Total	$24,969	11,900	$21,814	6,574

Nonamortizable intangible assets:
Trademarks		853,568		920,664
Agency relationships		18,412		18,412
Total		871,980		939,076
Total intangible assets		$883,880		$945,650

The difference between the gross carrying amount and net carrying amount for each item presented is attributable to accumulated amortization. Amortization expense for intangible assets was $1.9 million, $2.8 million, and $2.6 million for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively. Estimated amortization expense for each of the five succeeding fiscal years and thereafter is as follows:

(in thousands)
2007	$1,498
2008	$1,177
2009	$1,165
2010	$1,143
2011	$869
Thereafter	$6,048

7.    OTHER ASSETS:

The major components of other assets are as follows:

	February 28, 2006	February 28, 2005
(in thousands)
Investment in equity method investees	$146,639	$259,181
Deferred financing costs	34,827	34,827
Deferred tax asset	15,824	21,808
Derivative assets	3,714	23,147
Other	11,557	15,880
	212,561	354,843
Less - Accumulated amortization	(15,623)	(9,392)
	$196,938	$345,451

In connection with the Hardy Acquisition and the Robert Mondavi acquisition, the Company acquired several investments which are being accounted for under the equity method. The primary investment consists of Opus One, a 50% owned joint venture arrangement (see Note 3). The percentage of ownership of the remaining investments ranges from 20% to 50%.

In addition, on December 3, 2004, the Company purchased a 40% interest in Ruffino S.r.l. (“Ruffino”), the well-known Italian fine wine company, for $89.6 million, including direct acquisition costs of $7.5 million. The Company does not have a controlling interest in Ruffino or exert any managerial control. The Company accounts for the investment under the equity method; accordingly, the results of operations of Ruffino from December 3, 2004, are included in the equity in earnings of equity method investees line in the Company’s Consolidated Statements of Income.

As of February 1, 2005, the Company’s Constellation Wines segment began distribution of Ruffino’s products in the U.S. In connection with this arrangement, for the year ended February 28, 2006, the Company purchased from Ruffino $41.7 million of inventory with normal terms and conditions. Amounts purchased for the year ended February 28, 2005, were not material. As of February 28, 2006, amounts payable to Ruffino were not material.

During the year ended February 28, 2005, the Company sold its available-for-sale marketable equity security for cash proceeds of $14.4 million resulting in a gross realized loss of $0.7 million.

Amortization expense for other assets was included in selling, general and administrative expenses and was $6.2 million, $7.7 million, and $19.3 million for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively. Amortization expense for the year ended February 29, 2004, included $7.9 million related to amortization of the deferred financing costs associated with the Company’s then existing bridge loan agreement. As of February 29, 2004, the deferred financing costs associated with the Company’s then existing bridge loan agreement were fully amortized.

8.    OTHER ACCRUED EXPENSES AND LIABILITIES:

The major components of other accrued expenses and liabilities are as follows:

	February 28, 2006	February 28, 2005
(in thousands)
Advertising and promotions	$174,119	$193,353
Income taxes payable	113,210	59,754
Salaries and commissions	77,329	63,367
Adverse grape contracts (Note 14)	59,049	66,737
Other	190,905	250,697
	$614,612	$633,908

9.    BORROWINGS:

Borrowings consist of the following:

	February 28, 2006			February 28, 2005
	Current	Long-term	Total	Total
(in thousands)
Notes Payable to Banks:
Senior Credit Facility -
Revolving Credit Loans	$54,500	$-	$54,500	$14,000
Other	25,381	-	25,381	2,475
	$79,881	$-	$79,881	$16,475

Long-term Debt:
Senior Credit Facility - Term Loans	$-	$1,764,000	$1,764,000	$2,280,500
Senior Notes	200,000	471,466	671,466	697,297
Senior Subordinated Notes	-	250,000	250,000	250,000
Other Long-term Debt	14,066	30,314	44,380	45,004
	$214,066	$2,515,780	$2,729,846	$3,272,801

Senior credit facility -
In connection with the acquisition of Robert Mondavi, on December 22, 2004, the Company and its U.S. subsidiaries (excluding certain inactive subsidiaries), together with certain of its subsidiaries organized in foreign jurisdictions, JPMorgan Chase Bank, N.A. as a lender and administrative agent, and certain other agents, lenders, and financial institutions entered into a new credit agreement (the “2004 Credit Agreement”). The 2004 Credit Agreement provides for aggregate credit facilities of $2.9 billion (subject to increase as therein provided to $3.2 billion), consisting of a $600.0 million tranche A term loan facility due in November 2010, a $1.8 billion tranche B term loan facility due in November 2011, and a $500.0 million revolving credit facility (including a sub-facility for letters of credit of up to $60.0 million) which terminates in December 2010. Proceeds of the 2004 Credit Agreement were used to pay off the Company’s obligations under its prior senior credit facility, to fund the cash consideration payable in connection with its acquisition of Robert Mondavi, and to pay certain obligations of Robert Mondavi, including indebtedness outstanding under its bank facility and unsecured notes of $355.4 million. The Company uses its revolving credit facility under the 2004 Credit Agreement for general corporate purposes, including working capital, on an as needed basis. In connection with entering into the 2004 Credit Agreement, the Company recorded a charge during the year ended February 28, 2005, of $21.4 million in selling, general and administrative expenses for the write-off of bank fees related to the repayment of the Company’s prior senior credit facility.

The tranche A term loan facility and the tranche B term loan facility were fully drawn on December 22, 2004. As of February 28, 2006, the required principal repayments of the tranche A term loan and the tranche B term loan for each of the five succeeding fiscal years and thereafter are as follows:

	Tranche A Term Loan	Tranche B Term Loan	Total
(in thousands)
2007	$-	$-	$-
2008	45,182	-	45,182
2009	103,273	14,563	117,836
2010	109,727	14,563	124,290
2011	96,818	353,160	449,978
Thereafter	-	1,026,714	1,026,714
	$355,000	$1,409,000	$1,764,000

The rate of interest on borrowings under the 2004 Credit Agreement, at the Company’s option, is a function of LIBOR plus a margin, the federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon the Company’s debt ratio (as defined in the 2004 Credit Agreement) and, with respect to LIBOR borrowings, ranges between 1.00% and 1.75%. As of February 28, 2006, the LIBOR margin for the revolving credit facility and the tranche A term loan facility is 1.25%, while the LIBOR margin on the tranche B term loan facility is 1.50%.

The Company’s obligations are guaranteed by its U.S. subsidiaries (excluding certain inactive subsidiaries) and by certain of its foreign subsidiaries. These obligations are also secured by a pledge of (i) 100% of the ownership interests in most of the Company’s U.S. subsidiaries and (ii) 65% of the voting capital stock of certain of the Company’s foreign subsidiaries.

The Company and its subsidiaries are also subject to customary lending covenants including those restricting additional liens, the incurrence of additional indebtedness (including guarantees of indebtedness), the sale of assets, the payment of dividends, transactions with affiliates, the disposition and acquisition of property and the making of certain investments, in each case subject to numerous baskets, exceptions and thresholds. The financial covenants are limited to maximum total debt and senior debt coverage ratios and minimum fixed charges and interest coverage ratios. As of February 28, 2006, the Company is in compliance with all of its covenants under its 2004 Credit Agreement.

As of February 28, 2006, under the 2004 Credit Agreement, the Company had outstanding tranche A term loans of $355.0 million bearing a weighted average interest rate of 5.8%, tranche B term loans of $1,409.0 million bearing a weighted average interest rate of 5.9%, revolving loans of $54.5 million bearing a weighted average interest rate of 5.7%, undrawn revolving letters of credit of $35.1 million, and $410.4 million in revolving loans available to be drawn.

In March 2005, the Company replaced its then outstanding five year interest rate swap agreements with new five year delayed start interest rate swap agreements effective March 1, 2006, which are outstanding as of February 28, 2006. These delayed start interest rate swap agreements extended the original hedged period through fiscal 2010. The swap agreements fixed LIBOR interest rates on $1,200.0 million of the Company’s floating LIBOR rate debt at an average rate of 4.1% over the five year term. The Company received $30.3 million in proceeds from the unwinding of the original swaps. This amount will be reclassified from Accumulated Other Comprehensive Income (“AOCI”) ratably into earnings in the same period in which the original hedged item is recorded in the Consolidated Statements of Income. For the year ended February 28, 2006, the Company reclassified $3.6 million from AOCI to Interest Expense, net in the Company’s Consolidated Statements of Income. This non-cash operating activity is included in the Other, net line in the Company’s Consolidated Statements of Cash Flows.

Foreign subsidiary facilities -
The Company has additional credit arrangements available totaling $188.9 million as of February 28, 2006. These arrangements support the financing needs of certain of the Company’s foreign subsidiary operations. Interest rates and other terms of these borrowings vary from country to country, depending on local market conditions. As of February 28, 2006, and February 28, 2005, amounts outstanding under the subsidiary credit arrangements were $52.3 million and $34.0 million, respectively.

Senior notes -
On August 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 5/8% Senior Notes due August 2006 (the “August 1999 Senior Notes”). Interest on the August 1999 Senior Notes is payable semiannually on February 1 and August 1. As of February 28, 2006, the Company had outstanding $200.0 million aggregate principal amount of August 1999 Senior Notes.

On November 17, 1999, the Company issued £75.0 million ($121.7 million upon issuance) aggregate principal amount of 8 1/2% Senior Notes due November 2009 (the “Sterling Senior Notes”). Interest on the Sterling Senior Notes is payable semiannually on May 15 and November 15. In March 2000, the Company exchanged £75.0 million aggregate principal amount of 8 1/2% Series B Senior Notes due in November 2009 (the “Sterling Series B Senior Notes”) for all of the Sterling Senior Notes. The terms of the Sterling Series B Senior Notes are identical in all material respects to the Sterling Senior Notes. In October 2000, the Company exchanged £74.0 million aggregate principal amount of Sterling Series C Senior Notes (as defined below) for £74.0 million of the Sterling Series B Notes. The terms of the Sterling Series C Senior Notes are identical in all material respects to the Sterling Series B Senior Notes. As of February 28, 2006, the Company had outstanding £1.0 million ($1.8 million) aggregate principal amount of Sterling Series B Senior Notes.

On May 15, 2000, the Company issued £80.0 million ($120.0 million upon issuance) aggregate principal amount of 8 1/2% Series C Senior Notes due November 2009 at an issuance price of £79.6 million ($119.4 million upon issuance, net of $0.6 million unamortized discount, with an effective interest rate of 8.6%) (the “Sterling Series C Senior Notes”). Interest on the Sterling Series C Senior Notes is payable semiannually on May 15 and November 15. As of February 28, 2006, the Company had outstanding £154.0 million ($269.7 million, net of $0.3 million unamortized discount) aggregate principal amount of Sterling Series C Senior Notes.

On February 21, 2001, the Company issued $200.0 million aggregate principal amount of 8% Senior Notes due February 2008 (the “February 2001 Senior Notes”). Interest on the February 2001 Senior Notes is payable semiannually on February 15 and August 15. In July 2001, the Company exchanged $200.0 million aggregate principal amount of 8% Series B Senior Notes due February 2008 (the “February 2001 Series B Senior Notes”) for all of the February 2001 Senior Notes. The terms of the February 2001 Series B Senior Notes are identical in all material respects to the February 2001 Senior Notes. As of February 28, 2006, the Company had outstanding $200.0 million aggregate principal amount of February 2001 Series B Senior Notes.

The senior notes described above are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to 100% of the outstanding principal amount and a make whole payment based on the present value of the future payments at the adjusted Treasury rate or adjusted Gilt rate plus 50 basis points. The senior notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. Certain of the Company’s significant operating subsidiaries guarantee the senior notes, on a senior basis.

Senior subordinated notes -
On March 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due March 2009 (“Senior Subordinated Notes”). On March 11, 2004, the Senior Subordinated Notes were redeemed with proceeds from the revolving credit facility under the Company’s then existing senior credit facility at 104.25% of par plus accrued interest. During the year ended February 28, 2005, in connection with this redemption, the Company recorded a charge of $10.3 million in selling, general and administrative expenses for the call premium and the remaining unamortized financing fees associated with the original issuance of the Senior Subordinated Notes.

On January 23, 2002, the Company issued $250.0 million aggregate principal amount of 8 1/8% Senior Subordinated Notes due January 2012 (“January 2002 Senior Subordinated Notes”). Interest on the January 2002 Senior Subordinated Notes is payable semiannually on January 15 and July 15. The January 2002 Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2007. The January 2002 Senior Subordinated Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the senior credit facility. The January 2002 Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by certain of the Company’s significant operating subsidiaries. As of February 28, 2006, the Company had outstanding $250.0 million aggregate principal amount of January 2002 Senior Subordinated Notes.

Trust Indentures -
The Company’s various Trust Indentures relating to the senior notes and senior subordinated notes contain certain covenants, including, but not limited to: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on senior subordinated indebtedness; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on issuance of guarantees of and pledges for indebtedness; (viii) restriction on transfer of assets; (ix) limitation on subsidiary capital stock; (x) limitation on dividends and other payment restrictions affecting subsidiaries; and (xi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. The limitation on indebtedness covenant is governed by a rolling four quarter fixed charge ratio requiring a specified minimum.

Debt payments -
Principal payments required under long-term debt obligations (excluding unamortized discount of $0.3 million) during the next five fiscal years and thereafter are as follows:

(in thousands)
2007	$214,066
2008	253,506
2009	124,728
2010	405,030
2011	451,055
Thereafter	1,281,803
$2,730,188

10.   INCOME TAXES:

Income before income taxes was generated as follows:

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands)
Domestic	$446,760	$357,444	$289,960
Foreign	30,498	74,530	54,437
	$477,258	$431,974	$344,397

The income tax provision consisted of the following:
	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands)
Current:
Federal	$95,060	$70,280	$68,125
State	18,918	15,041	13,698
Foreign	7,902	21,915	14,116
Total current	121,880	107,236	95,939

Deferred:
Federal	26,995	52,030	18,843
State	5,133	4,507	6,180
Foreign	(2,012)	(8,263)	3,021
Total deferred	30,116	48,274	28,044

Income tax provision	$151,996	$155,510	$123,983

The foreign provision for income taxes is based on foreign pretax earnings. Earnings of foreign subsidiaries would be subject to U.S. income taxation on repatriation to the U.S. The Company’s consolidated financial statements provide for anticipated tax liabilities on amounts that may be repatriated.

Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income.

Significant components of deferred tax assets (liabilities) consist of the following:
	February 28, 2006	February 28, 2005
(in thousands)
Deferred tax assets:
Employee benefits	$44,225	$32,988
Inventory	42,951	89,339
Net operating losses	34,095	37,846
Foreign tax credit	7,241	13,397
Insurance accruals	6,348	5,190
Unrealized foreign exchange	-	21,006
Other accruals	34,343	20,628
Gross deferred tax assets	169,203	220,394
Valuation allowances	(3,497)	(4,628)
Deferred tax assets, net	165,706	215,766

Deferred tax liabilities:
Intangible assets	(238,876)	(240,766)
Property, plant and equipment	(157,717)	(165,625)
Investment in equity method investees	(24,444)	(53,760)
Unrealized foreign exchange	(5,890)	-
Derivative instruments	(4,937)	(27,250)
Provision for unremitted earnings	(981)	(4,892)
Total deferred tax liabilities	(432,845)	(492,293)
Deferred tax liabilities, net	(267,139)	(276,527)
Less: Current deferred tax assets	88,345	98,744
Long-term deferred assets	15,824	21,808
Current deferred tax liability	(62)	(7,193)
Long-term deferred tax liabilities, net	$(371,246)	$(389,886)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. Management considers the reversal of deferred tax liabilities and projected future taxable income in making this assessment. Based upon this assessment, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of any valuation allowances.

Operating loss carryforwards totaling $112.3 million at February 28, 2006, are being carried forward in a number of U.S. and foreign jurisdictions where the Company is permitted to use tax operating losses from prior periods to reduce future taxable income. Of these operating loss carryforwards, $2.3 million will expire in 2024 and $110.0 million of operating losses in foreign jurisdictions may be carried forward indefinitely. In addition, certain tax credits generated of $7.2 million are available to offset future income taxes. These credits will expire, if not utilized, in 2014 through 2015.

On October 22, 2004, the American Jobs Creation Act (“AJCA”) was signed into law. The AJCA includes a special one-time 85% dividends received deduction for certain foreign earnings that are repatriated. For the year ended February 28, 2006, the Company repatriated $95.7 million of earnings under the provisions of the AJCA. Deferred taxes had previously been provided for a portion of the dividends remitted. The reversal of deferred taxes offset the tax costs to repatriate the earnings and the Company recorded a net benefit of $6.8 million.

The AJCA also provides relief to U.S. domestic manufacturers by providing a tax deduction related to “qualified production income,” which will be phased in over five years. In accordance with FASB Staff Position No. FAS 109-1 (“FSP FAS 109-1”), “Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” the Company will recognize these benefits in the period in which the deduction is claimed. The tax benefit for the year ended February 28, 2006, was $2.0 million.

The Company is subject to ongoing tax examinations and assessments in various jurisdictions. Accordingly, the Company provides for additional tax expense based on probable outcomes of such matters. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes the reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require use of cash. Favorable resolution would be recognized as a reduction to the effective tax rate in the year of resolution. During the year ended February 28, 2006, various federal, state, and international examinations were finalized. A tax benefit of $16.2 million was recorded primarily related to the resolution of certain tax positions in connection with those examinations.

A reconciliation of the total tax provision to the amount computed by applying the statutory U.S. Federal income tax rate to income before provision for income taxes is as follows:

	For the Years Ended
	February 28, 2006		February 28, 2005		February 29, 2004
		% of		% of		% of
		Pretax		Pretax		Pretax
	Amount	Income	Amount	Income	Amount	Income
(in thousands)
Income tax provision at statutory rate	$167,040	35.0	$151,191	35.0	$120,521	35.0
State and local income taxes, net of federal income tax benefit	15,634	3.3	12,706	2.9	13,032	3.8
Earnings of subsidiaries taxed at other than U.S. statutory rate	(20,691)	(4.3)	(5,024)	(1.1)	(12,170)	(3.5)
Resolution of certain tax positions	(16,208)	(3.4)	-	-	-	-
Miscellaneous items, net	6,221	1.2	(3,363)	(0.8)	2,600	0.7
	$151,996	31.8	$155,510	36.0	$123,983	36.0

The effect of earnings of foreign subsidiaries includes the difference between the U.S. statutory rate and local jurisdiction tax rates, as well as the (benefit) provision for incremental U.S. taxes on unremitted earnings of foreign subsidiaries offset by foreign tax credits and other foreign adjustments.

11.    OTHER LIABILITIES:

The major components of other liabilities are as follows:

	February 28, 2006	February 28, 2005
(in thousands)
Adverse grape contracts (Note 14)	$64,569	$145,958
Accrued pension liability	122,141	85,584
Other	53,587	60,037
	$240,297	$291,579

12.    PROFIT SHARING AND RETIREMENT SAVINGS PLANS:

The Company’s retirement and profit sharing plan, the Constellation Brands, Inc. 401(k) and Profit Sharing Plan (the “Plan”), covers substantially all U.S. employees, excluding those employees covered by collective bargaining agreements. The 401(k) portion of the Plan permits eligible employees to defer a portion of their compensation (as defined in the Plan) on a pretax basis. Participants may defer up to 50% of their compensation for the year, subject to limitations of the Plan. The Company makes a matching contribution of 50% of the first 6% of compensation a participant defers. The amount of the Company’s contribution under the profit sharing portion of the Plan is a discretionary amount as determined by the Board of Directors on an annual basis, subject to limitations of the Plan. Company contributions under the Plan were $15.9 million, $13.0 million, and $11.6 million for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively.

During the year ended February 29, 2004, in connection with the Hardy Acquisition, the Company acquired the BRL Hardy Superannuation Fund (now known as the Hardy Wine Company Superannuation Plan) (the “Hardy Plan”) which covers substantially all salaried Australian employees. The Hardy Plan has a defined benefit component and a defined contribution component. The Company also has a statutory obligation to provide a minimum defined contribution on behalf of any Australian employees who are not covered by the Hardy Plan. In addition, during the year ended February 29, 2004, the Company instituted a defined contribution plan that covers substantially all of its U.K. employees. Lastly, the Company has a defined contribution plan that covers certain of its Canadian employees. Company contributions under the defined contribution component of the Hardy Plan, the Australian statutory obligation, the U.K. defined contribution plan and the Canadian defined contribution plan aggregated $8.2 million, $7.0 million, and $7.2 million for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively.

The Company also has defined benefit pension plans that cover certain of its non-U.S. employees. These consist of a Canadian plan, an U.K. plan and the defined benefit component of the Hardy Plan. For the year ended February 28, 2006, the Company’s net periodic benefit cost includes $6.4 million of recognized net actuarial loss due to an adjustment in the Company’s U.K. plan. Of this amount, $2.7 million represents current year expense. During the year ended February 28, 2005, an amendment to the Canadian plan modifying pension benefits increased the pension benefit obligation by $0.9 million. During the year ended February 29, 2004, the Company ceased future accruals for active employees under its U.K. plan. There were no curtailment charges arising from this event. The Company uses a December 31 measurement date for all of its plans. Net periodic benefit cost reported in the Consolidated Statements of Income for these plans includes the following components:

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands)
Service cost	$2,149	$2,117	$2,202
Interest cost	17,260	16,391	14,471
Expected return on plan assets	(16,458)	(17,250)	(15,155)
Amortization of prior service cost	199	9	9
Recognized net actuarial loss	9,360	2,530	2,019
Net periodic benefit cost	$12,510	$3,797	$3,546

The following table summarizes the funded status of the Company’s defined benefit pension plans and the related amounts included in the Consolidated Balance Sheets:

	February 28, 2006	February 28, 2005
(in thousands)
Change in benefit obligation:
Benefit obligation as of March 1	$349,090	$301,608
Service cost	2,149	2,117
Interest cost	17,260	16,391
Plan participants’ contributions	166	84
Actuarial loss	62,194	29,939
Plan amendment	38	884
Benefits paid	(11,893)	(12,769)
Foreign currency exchange rate changes	(25,837)	10,836
Benefit obligation as of the last day of February	$393,167	$349,090

	February 28, 2006	February 28, 2005
(in thousands)
Change in plan assets:
Fair value of plan assets as of March 1	$253,657	$236,314
Actual return on plan assets	30,411	19,092
Plan participants’ contributions	166	84
Employer contribution	5,602	3,186
Benefits paid	(11,893)	(12,769)
Foreign currency exchange rate changes	(18,506)	7,750
Fair value of plan assets as of the last day of February	$259,437	$253,657

Funded status of the plan as of the last day of February:
Funded status	$(133,730)	$(95,433)
Employer contributions from measurement date to fiscal year end	768	759
Unrecognized prior service cost	836	927
Unrecognized actuarial loss	152,420	123,277
Net amount recognized	$20,294	$29,530

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$827	$555
Accrued benefit liability	(122,141)	(85,584)
Intangible asset	836	927
Deferred tax asset	42,458	34,210
Accumulated other comprehensive loss	98,314	79,422
Net amount recognized	$20,294	$29,530

As of February 28, 2006, and February 28, 2005, the accumulated benefit obligation for all defined benefit pension plans was $379.7 million and $337.9 million, respectively. The following table summarizes the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for those pension plans with an accumulated benefit obligation in excess of plan assets:

	February 28, 2006	February 28, 2005
(in thousands)
Projected benefit obligation	$376,467	$332,952
Accumulated benefit obligation	$363,015	$321,963
Fair value of plan assets	$240,313	$236,145

The increase in minimum pension liability included in AOCI for the years ended February 28, 2006, and February 28, 2005, was $18.9 million and $21.2 million, respectively.

The following table sets forth the weighted average assumptions used in developing the net periodic pension expense:

	For the Years Ended
	February 28, 2006	February 28, 2005
Rate of return on plan assets	7.09%	7.50%
Discount rate	5.42%	5.79%
Rate of compensation increase	3.77%	3.94%

The following table sets forth the weighted average assumptions used in developing the benefit obligation:

	February 28, 2006	February 28, 2005
Discount rate	4.72%	5.41%
Rate of compensation increase	3.95%	3.76%

The Company’s weighted average expected long-term rate of return on plan assets is 7.09%. The Company considers the historical level of long-term returns and the current level of expected long-term returns for each asset class, as well as the current and expected allocation of assets when developing its expected long-term rate of return on assets assumption. The expected return for each asset class is weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the Company’s portfolios.

The following table sets forth the weighted average asset allocations by asset category:

	February 28, 2006	February 28, 2005
Asset Category:
Equity securities	35.7%	33.1%
Debt securities	33.4%	38.0%
Real estate	0.5%	0.5%
Other	30.4%	28.4%
Total	100.0%	100.0%

For each of its Canadian, U.K. and Australian defined benefit plans, the Company employs an investment return approach whereby a mix of equities and fixed income investments are used (on a plan by plan basis) to maximize the long-term rate of return on plan assets for a prudent level of risk. From time to time, the Company will target asset allocation on a plan by plan basis to enhance total return while balancing risks. The established weighted average target allocations across all of the Company’s plans are approximately 37% equity securities, 20% fixed income securities, 4% real estate and 39% other. The other component results primarily from investments held by the Company’s U.K. plan and consists primarily of U.K. hedge funds which have characteristics of both equity and fixed income securities. Risk tolerance is established separately for each plan through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The individual investment portfolios contain a diversified blend of equity and fixed-income investments. Equity investments are diversified across each plan’s local jurisdiction stocks as well as international stocks, and across multiple asset classifications, including growth, value, and large and small capitalizations. Investment risk is measured and monitored for each plan separately on an ongoing basis through periodic investment portfolio reviews and annual liability measures.

The Company expects to contribute $11.5 million to its pension plans during the year ended February 28, 2007.

Benefit payments, which reflect expected future service, as appropriate, expected to be paid during the next ten fiscal years are as follows:

(in thousands)
2007	$11,632
2008	$11,808
2009	$15,397
2010	$14,229
2011	$15,957
2012 - 2016	$93,652

13.    POSTRETIREMENT BENEFITS:

The Company currently sponsors multiple unfunded postretirement benefit plans for certain of its Constellation Beers and Spirits segment employees. During the year ended February 28, 2005, amendments to two of the unfunded postretirement benefit plans, one modifying retiree contributions and the other modifying eligibility requirements and retiree contributions, decreased the postretirement benefit obligation by $0.4 million. During the year ended February 29, 2004, an amendment to one of the unfunded postretirement benefit plans modifying the eligibility requirements and retiree contributions decreased the postretirement benefit obligation by $0.6 million.

The Company uses a December 31 measurement date for all of its plans. The status of the plans is as follows:

	February 28, 2006	February 28, 2005
(in thousands)
Change in benefit obligation:
Benefit obligation as of March 1	$4,989	$5,460
Service cost	186	158
Interest cost	264	275
Benefits paid	(174)	(186)
Plan amendment	(8)	(383)
Actuarial loss (gain)	72	(499)
Foreign currency exchange rate changes	231	164
Benefit obligation as of the last day of February	$5,560	$4,989

Funded status as of the last day of February:
Funded status	$(5,560)	$(4,989)
Unrecognized prior service cost	(618)	(666)
Unrecognized net loss	567	461
Accrued benefit liability	$(5,611)	$(5,194)

Net periodic benefit cost reported in the Consolidated Statements of Income includes the following components:

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands)
Service cost	$186	$158	$147
Interest cost	264	275	282
Amortization of prior service cost	(54)	(21)	7
Recognized net actuarial gain (loss)	49	15	19
Net periodic benefit cost	$445	$427	$455

The following table sets forth the weighted average assumptions used in developing the benefit obligation:

	February 28, 2006	February 28, 2005
Discount rate	4.97%	5.86%
Rate of compensation increase	3.50%	3.50%

The following table sets forth the weighted average assumptions used in developing the net periodic non-pension postretirement:

	For the Years Ended
	February 28, 2006	February 28, 2005
Discount rate	5.95%	6.00%
Rate of compensation increase	3.50%	3.50%

The following table sets forth the assumed health care cost trend rates as of February 28, 2006, and February 28, 2005:

	February 28, 2006		February 28, 2005
	U.S. Plan	Non-U.S. Plan	U.S. Plan	Non-U.S. Plan
Health care cost trend rate assumed for next year	10.0%	8.8%	9.0%	9.7%
Rate to which the cost trend rate is assumed to decline to (the ultimate trend rate)	3.5%	4.7%	4.0%	4.7%
Year that the rate reaches the ultimate trend rate	2011	2011	2010	2011

Assumed health care trend rates could have a significant effect on the amount reported for health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
(in thousands)
Effect on total service and interest cost components	$62	$(52)
Effect on postretirement benefit obligation	$649	$(552)

Benefit payments, which reflect expected future service, as appropriate, expected to be paid during the next ten fiscal years are as follows:

(in thousands)
2007	$291
2008	$306
2009	$161
2010	$158
2011	$158
2012 - 2016	$2,387

14.    COMMITMENTS AND CONTINGENCIES:

Operating leases -
Step rent provisions, escalation clauses, capital improvement funding and other lease concessions, when present in the Company’s leases, are taken into account in computing the minimum lease payments. The minimum lease payments for the Company’s operating leases are recognized on a straight-line basis over the minimum lease term. Future payments under noncancelable operating leases having initial or remaining terms of one year or more are as follows during the next five fiscal years and thereafter:

(in thousands)
2007	$65,586
2008	49,601
2009	47,417
2010	42,110
2011	29,381
Thereafter	223,282
$457,377

Rental expense was $69.5 million, $47.4 million, and $41.0 million for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively.

Purchase commitments and contingencies -
The Company has agreements with suppliers to purchase various spirits of which certain agreements are denominated in British pound sterling. The maximum future obligation under these agreements, based upon exchange rates at February 28, 2006, aggregate $26.1 million for contracts expiring through December 2012.

All of the Company’s imported beer products are marketed and sold pursuant to exclusive distribution agreements from the suppliers of these products. The Company’s agreement to distribute Corona Extra and its other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006, with automatic five year renewals thereafter, subject to compliance with certain performance criteria and other terms under the agreement. The remaining agreements expire through December 2011. Prior to their expiration, these agreements may be terminated if the Company fails to meet certain performance criteria. At February 28, 2006, the Company believes it is in compliance with all of its material distribution agreements and, given the Company’s long-term relationships with its suppliers, the Company does not believe that these agreements will be terminated.

In connection with previous acquisitions as well as with the Hardy Acquisition and Robert Mondavi acquisition, the Company has assumed grape purchase contracts with certain growers and suppliers. In addition, the Company has entered into other grape purchase contracts with various growers and suppliers in the normal course of business. Under the grape purchase contracts, the Company is committed to purchase all grape production yielded from a specified number of acres for a period of time from one to sixteen years. The actual tonnage and price of grapes that must be purchased by the Company will vary each year depending on certain factors, including weather, time of harvest, overall market conditions and the agricultural practices and location of the growers and suppliers under contract. The Company purchased $491.8 million and $368.4 million of grapes under contracts during the years ended February 28, 2006, and February 28, 2005, respectively. Based on current production yields and published grape prices, the Company estimates that the aggregate purchases under these contracts over the remaining terms of the contracts will be $1,920.9 million.

In connection with previous acquisitions as well as with the Hardy Acquisition and Robert Mondavi acquisition, the Company established a liability for the estimated loss on firm purchase commitments assumed at the time of acquisition. As of February 28, 2006, the remaining balance on this liability is $123.6 million.

The Company’s aggregate obligations under bulk wine purchase contracts will be $82.5 million over the remaining terms of the contracts which extend through fiscal 2014.

In connection with the Hardy Acquisition, the Company assumed certain processing contracts which commit the Company to utilize outside services to process and/or package a minimum volume quantity. In addition, the Company entered into a new processing contract during the year ended February 29, 2004, utilizing outside services to process a minimum volume of brandy at prices which are dependent on the processing ingredients provided by the Company. The Company’s aggregate obligations under these processing contracts will be $76.3 million over the remaining terms of the contracts which extend through December 2014.

Employment contracts -
The Company has employment contracts with certain of its executive officers and certain other management personnel with either automatic one year renewals or an indefinite term of employment unless terminated by either party. These employment contracts provide for minimum salaries, as adjusted for annual increases, and may include incentive bonuses based upon attainment of specified management goals. These employment contracts also provide for severance payments in the event of specified termination of employment. In addition, the Company has employment arrangements with certain other management personnel which provide for severance payments in the event of specified termination of employment. As of February 28, 2006, the aggregate commitment for future compensation and severance, excluding incentive bonuses, was $8.2 million, none of which was accruable at that date.

Employees covered by collective bargaining agreements -
Approximately 27.5% of the Company’s full-time employees are covered by collective bargaining agreements at February 28, 2006. Agreements expiring within one year cover approximately 17.5% of the Company’s full-time employees.

Legal matters -
In the course of its business, the Company is subject to litigation from time to time. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management, such liability will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

15.    STOCKHOLDERS’ EQUITY:

Common stock -
The Company has two classes of common stock: Class A Common Stock and Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. Holders of Class B Convertible Common Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to one vote per share and a cash dividend premium. If the Company pays a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B Convertible Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Convertible Common Stock. However, under the terms of the Company’s senior credit facility, the Company is currently constrained from paying cash dividends on its common stock. In addition, the indentures for the Company’s outstanding senior notes and senior subordinated notes may restrict the payment of cash dividends on its common stock under certain circumstances.

In July 2005, the stockholders of the Company approved an increase in the number of authorized shares of Class A Common Stock from 275,000,000 shares to 300,000,000 shares, thereby increasing the aggregate number of authorized shares of the Company’s common and preferred stock to 331,000,000 shares.

At February 28, 2006, there were 199,177,164 shares of Class A Common Stock and 23,857,338 shares of Class B Convertible Common Stock outstanding, net of treasury stock.

Common stock splits -
During May 2005, two-for-one stock splits of the Company’s Class A Common Stock and Class B Convertible Common Stock were distributed in the form of stock dividends to stockholders of record on April 29, 2005. All share and per share amounts have been retroactively restated to give effect to the common stock splits.

Stock repurchase authorization -
In February 2006, the Company’s Board of Directors replenished the June 1998 authorization to repurchase up to $100.0 million of the Company’s Class A Common Stock and Class B Convertible Common Stock. The Company may finance such purchases, which will become treasury shares, through cash generated from operations or through the senior credit facility. No shares were repurchased under this program during the years ended February 28, 2006, February 28, 2005, and February 29, 2004.

Preferred stock -
During the year ended February 29, 2004, the Company issued 5.75% Series A Mandatory Convertible Preferred Stock (“Preferred Stock”) (see “Equity Offerings” discussion below). Dividends are cumulative and payable quarterly, if declared, in cash, shares of the Company’s Class A Common Stock, or a combination thereof, at the discretion of the Company. Dividends are payable, if declared, on the first business day of March, June, September, and December of each year, commencing on December 1, 2003. On September 1, 2006, the automatic conversion date, each share of Preferred Stock will automatically convert into, subject to certain anti-dilution adjustments, between 58.552 and 71.432 shares of the Company’s Class A Common Stock, depending on the then applicable market price of the Company’s Class A Common Stock, in accordance with the following table:

Applicable market price	Conversion rate
Less than or equal to $14.00	71.432 shares
Between $14.00 and $17.08	71.432 to 58.552 shares
Equal to or greater than $17.08	58.552 shares

The applicable market price is the average of the closing prices per share of the Company’s Class A Common Stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable conversion date. At any time prior to September 1, 2006, holders may elect to convert each share of Preferred Stock, subject to certain anti-dilution adjustments, into 58.552 shares of the Company’s Class A Common Stock. If the closing market price of the Company’s Class A Common Stock exceeds $25.62 for at least 20 trading days within a period of 30 consecutive trading days, the Company may elect, subject to certain limitations and anti-dilution adjustments, to cause the conversion of all, but not less than all, of the then outstanding shares of Preferred Stock into shares of the Company’s Class A Common Stock at a conversion rate of 58.552 shares of the Company’s Class A Common Stock. In order for the Company to cause the early conversion of the Preferred Stock, the Company must pay all accrued and unpaid dividends on the Preferred Stock as well as the present value of all remaining dividend payments through and including September 1, 2006. If the Company is involved in a merger in which at least 30% of the consideration for all or any class of the Company’s common stock consists of cash or cash equivalents, then on or after the date of such merger, each holder will have the right to convert each share of Preferred Stock into the number of shares of the Company’s Class A Common Stock applicable on the automatic conversion date. The Preferred Stock ranks senior in right of payment to all of the Company’s common stock and has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends.

As of February 28, 2006, 170,500 shares of Preferred Stock were outstanding and $2.5 million of dividends were accrued.

Equity offerings -
During July 2003, the Company completed a public offering of 19,600,000 shares of its Class A Common Stock resulting in net proceeds to the Company, after deducting underwriting discounts and expenses, of $261.2 million. In addition, the Company also completed a public offering of 170,500 shares of its 5.75% Series A Mandatory Convertible Preferred Stock resulting in net proceeds to the Company, after deducting underwriting discounts and expenses, of $164.9 million. The Class A Common Stock offering and the Preferred Stock offering are referred to together as the “2003 Equity Offerings.” The majority of the net proceeds from the 2003 Equity Offerings were used to repay the Company’s then existing bridge loans that were incurred to partially finance the Hardy Acquisition. The remaining proceeds were used to repay term loan borrowings under the Company’s then existing senior credit facility.

Long-term stock incentive plan -
Under the Company’s Long-Term Stock Incentive Plan, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards may be granted to employees, officers and directors of the Company. The aggregate number of shares of the Company’s Class A Common Stock available for awards under the Company’s Long-Term Stock Incentive Plan is 80,000,000 shares. The exercise price, vesting period and term of nonqualified stock options granted are established by the committee administering the plan (the “Committee”). The exercise price of any nonqualified stock option may not be less than the fair market value of the Company’s Class A Common Stock on the date of grant. Grants of stock appreciation rights, restricted stock and other stock-based awards may contain such vesting, terms, conditions and other requirements as the Committee may establish. During the years ended February 28, 2006, February 28, 2005, and February 29, 2004, no stock appreciation rights were granted. During the year ended February 28, 2006, 7,150 shares of restricted Class A Common Stock were granted at a grant date fair value of $27.96 per share. During the year ended February 28, 2005, 5,330 shares of restricted Class A Common Stock were granted at a grant date fair value of $18.86 per share. No restricted stock was granted during the year ended February 29, 2004.

Incentive stock option plan -
Under the Company’s Incentive Stock Option Plan, incentive stock options may be granted to employees, including officers, of the Company. Grants, in the aggregate, may not exceed 8,000,000 shares of the Company’s Class A Common Stock. The exercise price of any incentive stock option may not be less than the fair market value of the Company’s Class A Common Stock on the date of grant. The vesting period and term of incentive stock options granted are established by the Committee. The maximum term of incentive stock options is ten years.

A summary of stock option activity under the Company’s Long-Term Stock Incentive Plan and the Incentive Stock Option Plan is as follows:

	Shares Under Option	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Balance, February 28, 2003	22,815,862	$7.78	16,691,710	$6.79
Options granted	5,632,714	$11.93
Options exercised	(5,224,622)	$6.94
Options forfeited/canceled	(649,008)	$12.80
Balance, February 29, 2004	22,574,946	$8.86	17,642,596	$7.90
Options granted	6,826,050	$18.31
Options exercised	(5,421,978)	$8.93
Options forfeited/canceled	(378,268)	$15.10
Balance, February 28, 2005	23,600,750	$11.48	20,733,345	$10.45
Options granted	3,952,825	$27.24
Options exercised	(3,662,997)	$8.56
Options forfeited/canceled	(237,620)	$24.62
Balance, February 28, 2006	23,652,958	$14.43	23,149,228	$14.43

The following table summarizes information about stock options outstanding at February 28, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 2.13 - $ 8.87	6,795,179	3.6 years	$6.83	6,795,179	$6.83
$10.67 - $15.51	7,333,468	6.5 years	$11.67	6,945,648	$11.66
$16.19 - $23.23	5,531,186	8.3 years	$18.29	5,465,786	$18.27
$24.73 - $30.52	3,993,125	9.1 years	$27.12	3,942,615	$27.11
	23,652,958	6.5 years	$14.43	23,149,228	$14.43

The weighted average fair value of options granted during the years ended February 28, 2006, February 28, 2005, and February 29, 2004, was $9.55, $7.20, and $4.87, respectively. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 4.1%, 3.6%, and 3.2% for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively; volatility of 31.3%, 33.6%, and 35.7% for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively; and expected option life of 5.0 years, 6.0 years, and 6.2 years for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively. The dividend yield was 0% for the years ended February 28, 2006, February 28, 2005, and February 29, 2004. Forfeitures are recognized as they occur.

Employee stock purchase plans -
The Company has a stock purchase plan under which 9,000,000 shares of Class A Common Stock may be issued. Under the terms of the plan, eligible employees may purchase shares of the Company’s Class A Common Stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. During the years ended February 28, 2006, February 28, 2005, and February 29, 2004, employees purchased 249,507, 274,106, and 275,970 shares, respectively.

The weighted average fair value of purchase rights granted during the years ended February 28, 2006, February 28, 2005, and February 29, 2004, was $6.23, $4.98, and $3.30, respectively. The fair value of purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 4.2%, 2.2%, and 1.0% for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively; volatility of 27.2%, 24.5%, and 22.3% for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively; and expected purchase right life of 0.5 years for the years ended February 28, 2006, February 28, 2005, and February 29, 2004. The dividend yield was 0% for the years ended February 28, 2006, February 28, 2005, and February 29, 2004.

The Company has a stock purchase plan under which 2,000,000 shares of the Company’s Class A Common Stock may be issued to eligible employees and directors of the Company’s U.K. subsidiaries. Under the terms of the plan, participants may purchase shares of the Company’s Class A Common Stock through payroll deductions. The purchase price may be no less than 80% of the closing price of the stock on the day the purchase price is fixed by the committee administering the plan. During the years ended February 28, 2006, February 28, 2005, and February 29, 2004, employees purchased 92,622, 74,164, and 55,582 shares, respectively. During the years ended February 28, 2006, February 28, 2005, and February 29, 2004, there were no purchase rights granted.

16.   EARNINGS PER COMMON SHARE:

 Earnings per common share are as follows:

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands, except per share data)
Net income	$325,262	$276,464	$220,414
Dividends on preferred stock	(9,804)	(9,804)	(5,746)
Income available to common stockholders	$315,458	$266,660	$214,668

Weighted average common shares outstanding - basic:
Class A Common Stock	196,907	191,489	177,267
Class B Common Stock	23,904	24,043	24,137
Total weighted average common shares outstanding - basic	220,811	215,532	201,404
Stock options	7,913	7,545	6,628
Preferred stock	9,983	9,983	5,865
Weighted average common shares outstanding - diluted	238,707	233,060	213,897

Earnings per common share - basic:
Class A Common Stock	$1.44	$1.25	$1.08
Class B Common Stock	$1.31	$1.14	$.98
Earnings per common share - diluted	$1.36	$1.19	$1.03

Stock options to purchase 3.6 million, 1.6 million, and 0.2 million shares of Class A Common Stock at a weighted average price per share of $27.30, $23.27, and $15.55 were outstanding during the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively, but were not included in the computation of the diluted earnings per common share because the stock options’ exercise price was greater than the average market price of the Class A Common Stock for the respective periods.

17.   ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):

 Accumulated other comprehensive loss, net of tax effects, includes the following components:

	Foreign Currency Translation Adjustments	Net Unrealized Gains on Derivatives	Unrealized Loss on Marketable Equity Securities	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income (Loss)
(in thousands)
Balance, February 28, 2005	$473,949	$37,316	$-	$(79,422)	$431,843
Current period change	(159,242)	(6,278)	(4)	(18,892)	(184,416)
Balance, February 28, 2006	$314,707	$31,038	$(4)	$(98,314)	$247,427

During the year ended February 28, 2006, the Company changed the structure of certain of its cash flow hedges of forecasted foreign currency denominated transactions. As a result, the Company received $18.5 million in proceeds from the early termination of related foreign currency derivative instruments. As the forecasted transactions are still probable, this amount was recorded to AOCI and will be reclassified from AOCI into earnings in the same periods in which the original hedged items are recorded in the Consolidated Statements of Income. See Note 9 for discussion of $30.3 million cash proceeds received from the early termination of interest rate swap agreements in March 2005.

18.   SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

Sales to the five largest customers represented 18.5%, 21.5%, and 20.6% of the Company’s sales for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, respectively. No single customer was responsible for greater than 10% of sales during these years. Accounts receivable from the Company’s largest customer, Southern Wine and Spirits, represented 8.6%, 10.2%, and 8.3% of the Company’s total accounts receivable as of February 28, 2006, February 28, 2005, and February 29, 2004, respectively. Sales to the Company’s five largest customers are expected to continue to represent a significant portion of the Company’s revenues. The Company’s arrangements with certain of its customers may, generally, be terminated by either party with prior notice. The Company performs ongoing credit evaluations of its customers’ financial position, and management of the Company is of the opinion that any risk of significant loss is reduced due to the diversity of customers and geographic sales area.

19.   ACQUISITION-RELATED INTEGRATION COSTS:

For the year ended February 28, 2006, the Company recorded $16.8 million of acquisition-related integration costs associated with the Company’s decision to restructure and integrate the operations of Robert Mondavi (the “Robert Mondavi Plan”). Acquisition-related integration costs included $5.3 million of employee-related costs and $11.5 million of facilities and other one-time costs. For the year ended February 28, 2005, the Company recorded $9.4 million of acquisition-related integration costs associated with the Robert Mondavi Plan.

20.   RESTRUCTURING AND RELATED CHARGES:

For the year ended February 28, 2006, the Company recorded $29.3 million of restructuring and related charges associated with (i) the further realignment of business operations as previously announced in Fiscal 2004, a component of the Fiscal 2004 Plan (as defined below), (ii) the Robert Mondavi Plan, and (iii) costs associated with the worldwide wine reorganization announced in February 2006 (including certain personnel reductions in the U.K. during the third quarter of fiscal 2006) and the Company’s program to consolidate certain west coast production processes in the U.S. (collectively, the “Fiscal 2006 Plan”). Included in the $29.3 million of restructuring and related charges incurred for the year ended February 28, 2006, is $6.9 million of non-cash charges for stock-based compensation (which are excluded from the table below).

For the year ended February 28, 2006, restructuring and related charges recorded in connection with the Fiscal 2004 Plan included $0.7 million of employee termination benefit costs and $1.3 million of facility consolidation and relocation costs. Restructuring and related charges recorded in connection with the Robert Mondavi Plan included $1.6 million of employee termination benefit costs, $0.7 million of contract termination costs and $0.5 million of facility consolidation and relocation costs. Restructuring and related charges recorded in connection with the Fiscal 2006 Plan included $24.3 million of employee termination benefit costs and $0.2 million of facility consolidation and relocation costs. In addition, in connection with the Fiscal 2006 Plan, the Company recorded (i) $13.4 million of accelerated depreciation charges in connection with the Company’s investment in new assets and reconfiguration of certain existing assets under the plan, which was recorded in cost of product sold, and (ii) $0.1 million of other related costs which was recorded in selling, general and administrative expenses. For the year ended February 28, 2005, the Company recorded $7.6 million of restructuring and related charges associated with (i) the further realignment of business operations as previously announced in Fiscal 2004, (ii) the Company’s decision in Fiscal 2004 to exit the commodity concentrate product line in the U.S. (collectively, the “Fiscal 2004 Plan”), and the Robert Mondavi Plan. For the year ended February 29, 2004, the Company recorded $31.1 million of restructuring and related charges associated with the Fiscal 2004 Plan. In addition, in connection with the Company’s decision to exit the commodity concentrate product line in the U.S., the Company recorded a write-down of concentrate inventory of $16.8 million for the year ended February 29, 2004, which was recorded in cost of product sold.

The Company estimates that the Fiscal 2004 Plan will include (i) a total of $10.2 million of employee termination benefit costs through February 28, 2007, of which $10.2 million has been incurred through February 28, 2006, (ii) a total of $19.2 million of contract termination costs through February 28, 2007, of which $19.2 million has been incurred through February 28, 2006, and (iii) a total of $4.6 million of facility consolidation and relocation costs through February 28, 2007, of which $4.2 million has been incurred through February 28, 2006.

The Company estimates that the Robert Mondavi Plan will include (i) a total of $2.6 million of employee termination benefit costs through February 28, 2007, of which $2.6 million has been incurred through February 28, 2006, (ii) a total of $1.1 million of contract termination costs through February 28, 2007, of which $0.7 million has been incurred through February 28, 2006, and (iii) a total of $0.5 million of facility consolidation and relocation costs through February 28, 2007, of which $0.5 million has been incurred through February 28, 2006.

The Company estimates that the Fiscal 2006 Plan will include (i) a total of $32.0 million of employee termination benefit costs through February 28, 2007, of which $24.3 million has been incurred through February 28, 2006, (ii) a total of $3.0 million of contract termination costs through February 28, 2007, none of which has been incurred through February 28, 2006, and (iii) a total of $13.5 million of facility consolidation and relocation costs through February 28, 2007, of which $0.2 million has been incurred through February 28, 2006. In addition, the Company expects to incur accelerated depreciation charges of $20.4 million through February 28, 2007, of which $13.4 million has been incurred through February 28, 2006. Amounts associated with the accelerated depreciation charges are recorded in cost of product sold in the Company’s Consolidated Statements of Income. Lastly, the Company expects to incur other related costs of $8.4 million through February 28, 2007, of which $0.1 million has been incurred through February 28, 2006. Amounts associated with the other related costs will be recorded in selling, general and administrative expenses in the Company’s Consolidated Statements of Income.

In connection with the Robert Mondavi acquisition, the Company accrued $50.5 million of liabilities for exit costs as of the acquisition date. The Robert Mondavi acquisition line item in the table below reflects adjustments to the fair value of liabilities assumed in the acquisition. The balance of these purchase accounting accruals was $8.1 million and $37.6 million as of February 28, 2006, and February 28, 2005, respectively.

The following table illustrates the changes in the restructuring liability balance since February 28, 2005:

	Employee Termination Benefit Costs	Contract Termination Costs	Facility Consolidation/ Relocation Costs	Total
(in thousands)
Balance, February 28, 2005	$15,270	$23,204	$743	$39,217
Robert Mondavi acquisition	2,377	2,988	(556)	4,809
Restructuring charges	19,730	699	1,960	22,389
Cash expenditures	(20,629)	(18,588)	(1,563)	(40,780)
Foreign currency adjustments	(105)	(189)	(56)	(350)
Balance, February 28, 2006	$16,643	$8,114	$528	$25,285

21.   CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

Subsequent to February 28, 2006, seven subsidiaries of the Company which were previously included as Subsidiary Guarantors (as defined below) became Subsidiary Nonguarantors (as defined below) under the Company’s existing indentures. The following information sets forth the condensed consolidating balance sheets as of February 28, 2006, and February 28, 2005, the condensed consolidating statements of income and cash flows for each of the three years in the period ended February 28, 2006, for the Company, the parent company, the combined subsidiaries of the Company which guarantee the Company’s senior notes and senior subordinated notes (“Subsidiary Guarantors”) and the combined subsidiaries of the Company which are not Subsidiary Guarantors (primarily foreign subsidiaries) (“Subsidiary Nonguarantors”), as if the new Subsidiary Nonguarantors had been in place as of and for all periods presented. The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors. Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The accounting policies of the parent company, the Subsidiary Guarantors and the Subsidiary Nonguarantors are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1 and include the recently adopted accounting pronouncements described in Note 2. There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Balance Sheet at February 28, 2006
Current assets:
Cash and cash investments	$908	$1,194	$8,776	$-	$10,878
Accounts receivable, net	233,042	195,313	343,520	-	771,875
Inventories	38,677	1,032,586	637,796	(4,627)	1,704,432
Prepaid expenses and other	13,574	156,361	39,308	4,427	213,670
Intercompany receivable (payable)	956,040	(1,101,191)	145,151	-	-
Total current assets	1,242,241	284,263	1,174,551	(200)	2,700,855
Property, plant and equipment, net	35,573	729,388	660,337	-	1,425,298
Investments in subsidiaries	4,655,755	113,146	-	(4,768,901)	-
Goodwill	-	1,308,794	884,789	-	2,193,583
Intangible assets, net	-	549,580	334,300	-	883,880
Other assets, net	24,899	69,274	102,765	-	196,938
Total assets	$5,958,468	$3,054,445	$3,156,742	$(4,769,101)	$7,400,554

Current liabilities:
Notes payable to banks	$54,500	$-	$25,381	$-	$79,881
Current maturities of long-term debt	200,065	4,598	9,403	-	214,066
Accounts payable	4,439	123,136	185,264	-	312,839
Accrued excise taxes	15,542	42,908	18,212	-	76,662
Other accrued expenses and liabilities	230,639	146,077	235,056	2,840	614,612
Total current liabilities	505,185	316,719	473,316	2,840	1,298,060
Long-term debt, less current maturities	2,485,539	12,769	17,472	-	2,515,780
Deferred income taxes	(12,840)	356,059	28,027	-	371,246
Other liabilities	5,413	72,093	162,791	-	240,297
Stockholders’ equity:
Preferred stock	2	9,011	938,850	(947,861)	2
Class A and Class B common stock	2,326	6,443	28,284	(34,727)	2,326
Additional paid-in capital	1,159,421	1,034,863	879,770	(1,914,633)	1,159,421
Retained earnings	1,592,311	1,215,991	353,087	(1,569,078)	1,592,311
Accumulated other comprehensive income (loss)	247,427	30,497	275,145	(305,642)	247,427
Treasury stock and other	(26,316)	-	-	-	(26,316)
Total stockholders’ equity	2,975,171	2,296,805	2,475,136	(4,771,941)	2,975,171
Total liabilities and stockholders’ equity	$5,958,468	$3,054,445	$3,156,742	$(4,769,101)	$7,400,554

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Balance Sheet at February 28, 2005
Current assets:
Cash and cash investments	$-	$9,375	$8,260	$-	$17,635
Accounts receivable, net	132,997	292,837	423,808	-	849,642
Inventories	35,719	942,969	631,567	(2,520)	1,607,735
Prepaid expenses and other	81,330	121,379	56,314	-	259,023
Intercompany receivable (payable)	1,322,354	(1,365,290)	42,936	-	-
Total current assets	1,572,400	1,270	1,162,885	(2,520)	2,734,035
Property, plant and equipment, net	37,476	884,517	674,374	-	1,596,367
Investments in subsidiaries	4,571,835	109,711	-	(4,681,546)	-
Goodwill	-	1,239,956	942,713	-	2,182,669
Intangible assets, net	-	586,795	358,855	-	945,650
Other assets, net	28,559	154,520	162,372	-	345,451
Total assets	$6,210,270	$2,976,769	$3,301,199	$(4,684,066)	$7,804,172

Current liabilities:
Notes payable to banks	$14,000	$-	$2,475	$-	$16,475
Current maturities of long-term debt	60,068	4,293	3,733	-	68,094
Accounts payable	4,237	145,642	195,375	-	345,254
Accrued excise taxes	13,633	41,239	19,484	-	74,356
Other accrued expenses and liabilities	186,721	175,507	272,584	(904)	633,908
Total current liabilities	278,659	366,681	493,651	(904)	1,138,087
Long-term debt, less current maturities	3,167,852	9,090	27,765	-	3,204,707
Deferred income taxes	(17,255)	373,884	33,257	-	389,886
Other liabilities	1,101	127,072	163,406	-	291,579
Stockholders’ equity:
Preferred stock	2	9,011	938,850	(947,861)	2
Class A and Class B common stock	2,288	6,443	28,284	(34,727)	2,288
Additional paid-in capital	1,097,177	1,021,591	893,238	(1,914,829)	1,097,177
Retained earnings	1,276,853	1,047,966	241,833	(1,289,799)	1,276,853
Accumulated other comprehensive income (loss)	431,843	15,031	480,915	(495,946)	431,843
Treasury stock and other	(28,250)	-	-	-	(28,250)
Total stockholders’ equity	2,779,913	2,100,042	2,583,120	(4,683,162)	2,779,913
Total liabilities and stockholders’ equity	$6,210,270	$2,976,769	$3,301,199	$(4,684,066)	$7,804,172

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Statement of Income for the Year Ended February 28, 2006
Sales	$1,300,576	$3,002,460	$2,349,791	$(945,902)	$5,706,925
Less - excise taxes	(166,757)	(437,797)	(498,923)	-	(1,103,477)
Net sales	1,133,819	2,564,663	1,850,868	(945,902)	4,603,448
Cost of product sold	(911,115)	(1,836,259)	(1,475,568)	944,083	(3,278,859)
Gross profit	222,704	728,404	375,300	(1,819)	1,324,589
Selling, general and administrative expenses	(175,226)	(225,008)	(212,147)	(23)	(612,404)
Acquisition-related integration costs	-	(14,638)	(2,150)	-	(16,788)
Restructuring and related charges	(1,692)	(11,570)	(16,020)	-	(29,282)
Operating income	45,786	477,188	144,983	(1,842)	666,115
Gain on change in fair value of derivative instruments	-	-	-	-	-
Equity in earnings of equity method investees	332,611	15,907	(4,263)	(343,430)	825
Interest income (expense), net	(76,579)	(154,391)	41,288	-	(189,682)
Income before income taxes	301,818	338,704	182,008	(345,272)	477,258
Benefit from (provision for) income taxes	23,444	(170,906)	(5,125)	591	(151,996)
Net income	325,262	167,798	176,883	(344,681)	325,262
Dividends on preferred stock	(9,804)	-	-	-	(9,804)
Income available to common stockholders	$315,458	$167,798	$176,883	$(344,681)	$315,458

Condensed Consolidating Statement of Income for the Year Ended February 28, 2005
Sales	$823,871	$2,584,733	$2,303,529	$(572,270)	$5,139,863
Less - excise taxes	(148,269)	(435,883)	(468,073)	-	(1,052,225)
Net sales	675,602	2,148,850	1,835,456	(572,270)	4,087,638
Cost of product sold	(547,882)	(1,501,911)	(1,465,000)	567,744	(2,947,049)
Gross profit	127,720	646,939	370,456	(4,526)	1,140,589
Selling, general and administrative expenses	(155,683)	(221,073)	(178,938)	-	(555,694)
Acquisition-related integration costs	-	(9,421)	-	-	(9,421)
Restructuring charges	-	(4,202)	(3,376)	-	(7,578)
Operating (loss) income	(27,963)	412,243	188,142	(4,526)	567,896
Gain on change in fair value of derivative instruments	-	-	-	-	-
Equity in earnings of equity method investees	274,608	13,526	(116)	(286,265)	1,753
Interest income (expense), net	21,425	(88,385)	(70,715)	-	(137,675)
Income before income taxes	268,070	337,384	117,311	(290,791)	431,974
Benefit from (provision for) income taxes	8,394	(144,373)	(21,204)	1,673	(155,510)
Net income	276,464	193,011	96,107	(289,118)	276,464
Dividends on preferred stock	(9,804)	-	-	-	(9,804)
Income available to common stockholders	$266,660	$193,011	$96,107	$(289,118)	$266,660

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Condensed Consolidating Statement of Income for the Year Ended February 29, 2004
Sales	$814,042	$2,356,208	$1,837,763	$(538,743)	$4,469,270
Less - excise taxes	(143,964)	(417,131)	(355,746)	-	(916,841)
Net sales	670,078	1,939,077	1,482,017	(538,743)	3,552,429
Cost of product sold	(553,391)	(1,371,100)	(1,190,337)	538,187	(2,576,641)
Gross profit	116,687	567,977	291,680	(556)	975,788
Selling, general and administrative expenses	(115,163)	(191,171)	(150,943)	-	(457,277)
Acquisition-related integration costs	-	-	-	-	-
Restructuring charges	-	(28,242)	(2,912)	-	(31,154)
Operating income	1,524	348,564	137,825	(556)	487,357
Gain on change in fair value of derivative instruments	1,181	-	-	-	1,181
Equity in earnings of equity method investees	208,478	8,419	2	(216,357)	542
Interest income (expense), net	15,945	(91,092)	(69,536)	-	(144,683)
Income before income taxes	227,128	265,891	68,291	(216,913)	344,397
Provision for income taxes	(6,714)	(102,831)	(14,438)	-	(123,983)
Net income	220,414	163,060	53,853	(216,913)	220,414
Dividends on preferred stock	(5,746)	-	-	-	(5,746)
Income available to common stockholders	$214,668	$163,060	$53,853	$(216,913)	$214,668

Condensed Consolidating Statement of Cash Flows for the Year Ended February 28, 2006
Net cash (used in) provided by operating activities	$(23,579)	$294,452	$165,098	$-	$435,971

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,200)	(52,207)	(75,091)	-	(132,498)
Purchases of businesses, net of cash acquired	-	(45,893)	-	-	(45,893)
Payment of accrued earn-out amount	-	(3,088)	-	-	(3,088)
Investment in equity method investee	-	(2,723)	-	-	(2,723)
Proceeds from sales of assets	4	118,294	1,381	-	119,679
Proceeds from sales of equity method investments	-	35,953	-	-	35,953
Proceeds from sales of businesses	-	17,861	-	-	17,861
Proceeds from sales of marketable equity securities	-	-	-	-	-
Other investing activities	-	(5,000)	151	-	(4,849)
Net cash (used in) provided by investing activities	(5,196)	63,197	(73,559)	-	(15,558)

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Cash flows from financing activities:
Principal payments of long-term debt	(516,567)	(7,299)	(3,727)	-	(527,593)
Payment of preferred stock dividends	(9,804)	-	-	-	(9,804)
Net proceeds from notes payable	40,500	-	23,302	-	63,802
Exercise of employee stock options	31,504	-	-	-	31,504
Proceeds from issuance of long-term debt	83	8,842	700	-	9,625
Proceeds from employee stock purchases	6,229	-	-	-	6,229
Payment of issuance costs of long-term debt	-	-	-	-	-
Proceeds from equity offerings, net of fees	-	-	-	-	-
Intercompany financings, net	477,738	(367,373)	(110,365)	-	-
Net cash provided by (used in) financing activities	29,683	(365,830)	(90,090)	-	(426,237)

Effect of exchange rate changes on cash and cash investments	-	-	(933)	-	(933)

Net increase (decrease) in cash and cash investments	908	(8,181)	516	-	(6,757)
Cash and cash investments, beginning of year	-	9,375	8,260	-	17,635
Cash and cash investments, end of year	$908	$1,194	$8,776	$-	$10,878

Condensed Consolidating Statement of Cash Flows for the Year Ended February 28, 2005
Net cash (used in) provided by operating activities	$(5,108)	$213,602	$112,206	$-	$320,700

Cash flows from investing activities:
Purchases of property, plant and equipment	(7,301)	(45,833)	(66,530)	-	(119,664)
Purchases of businesses, net of cash acquired	(1,035,086)	(8,485)	(8,900)	-	(1,052,471)
Payment of accrued earn-out amount	-	(2,618)	-	-	(2,618)
Investment in equity method investee	-	-	(86,121)	-	(86,121)
Proceeds from sales of assets	-	181	13,590	-	13,771
Proceeds from sales of equity method investments	-	9,884	-	-	9,884
Proceeds from sales of businesses	-	-	-	-	-
Proceeds from sale of marketable equity securities	-	-	14,359	-	14,359
Other investing activities	-	-	-	-	-
Net cash used in investing activities	(1,042,387)	(46,871)	(133,602)	-	(1,222,860)

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Cash flows from financing activities:
Principal payments of long-term debt	(1,179,561)	(302,187)	(6,938)	-	(1,488,686)
Payment of preferred stock dividends	(9,804)	-	-	-	(9,804)
Net repayment of notes payable	14,000	(60,000)	142	-	(45,858)
Exercise of employee stock options	48,241	-	-	-	48,241
Proceeds from issuance of long-term debt	2,400,000	-	-	-	2,400,000
Proceeds from employee stock purchases	4,690	-	-	-	4,690
Payment of issuance costs of long-term debt	(24,403)	-	-	-	(24,403)
Proceeds from equity offerings, net of fees	-	-	-	-	-
Intercompany financing activities, net	(206,757)	200,489	6,268	-	-
Net cash provided by (used in) financing activities	1,046,406	(161,698)	(528)	-	884,180

Effect of exchange rate changes on cash and cash investments	41	(322)	(1,240)	-	(1,521)

Net (decrease) increase in cash and cash investments	(1,048)	4,711	(23,164)	-	(19,501)
Cash and cash investments, beginning of year	1,048	4,664	31,424	-	37,136
Cash and cash investments, end of year	$-	$9,375	$8,260	$-	$17,635

Condensed Consolidating Statement of Cash Flows for the Year Ended February 29, 2004
Net cash provided by (used in) operating activities	$397,785	$115,791	$(173,269)	$-	$340,307

Cash flows from investing activities:
Purchases of property, plant and equipment	(25,063)	(19,982)	(60,049)	-	(105,094)
Purchases of businesses, net of cash acquired	-	-	(1,069,470)	-	(1,069,470)
Payment of accrued earn-out amount	-	(2,035)	-	-	(2,035)
Investment in equity method investee	-	-	-	-	-
Proceeds from sales of assets	-	11,396	2,053	-	13,449
Proceeds from sales of equity method investments	-	-	-	-	-
Proceeds from sales of businesses	-	-	3,814	-	3,814
Proceeds from sale of marketable equity securities	-	-	849	-	849
Other investing activities	-	-	-	-	-
Net cash used in investing activities	(25,063)	(10,621)	(1,122,803)	-	(1,158,487)

	Parent Company	Subsidiary Guarantors	Subsidiary Nonguarantors	Eliminations	Consolidated
(in thousands)
Cash flows from financing activities:
Principal payments of long-term debt	(885,359)	(23,394)	(373,521)	-	(1,282,274)
Payment of preferred stock dividends	(3,295)	-	-	-	(3,295)
Net (repayment of) proceeds from notes payable	(2,000)	(1,400)	2,287	-	(1,113)
Exercise of employee stock options	36,017	-	-	-	36,017
Proceeds from issuance of long-term debt	1,600,000	-	-	-	1,600,000
Proceeds from employee stock purchases	3,481	-	-	-	3,481
Payment of issuance costs of long-term debt	(33,748)	-	-	-	(33,748)
Proceeds from equity offerings, net of fees	426,086	-	-	-	426,086
Intercompany financing activities, net	(1,474,100)	(293,028)	1,767,128	-	-
Net cash (used in) provided by financing activities	(332,918)	(317,822)	1,395,894	-	745,154

Effect of exchange rate changes on cash and cash investments	(40,182)	216,068	(79,534)	-	96,352

Net (decrease) increase in cash and cash investments	(378)	3,416	20,288	-	23,326
Cash and cash investments, beginning of year	1,426	1,248	11,136	-	13,810
Cash and cash investments, end of year	$1,048	$4,664	$31,424	$-	$37,136

22.   BUSINESS SEGMENT INFORMATION:

The Company reports its operating results in three segments: Constellation Wines (branded wine, and U.K. wholesale and other), Constellation Beers and Spirits (imported beers and distilled spirits) and Corporate Operations and Other. Amounts included in the Corporate Operations and Other segment consist of general corporate administration and finance expenses. These amounts include costs of executive management, corporate development, corporate finance, human resources, internal audit, investor relations, legal, public relations, global information technology and global strategic sourcing. Any costs incurred at the corporate office that are applicable to the segments are allocated to the appropriate segment. The amounts included in the Corporate Operations and Other segment are general costs that are applicable to the consolidated group and are therefore not allocated to the other reportable segments. All costs reported within the Corporate Operations and Other segment are not included in the chief operating decision maker’s evaluation of the operating income performance of the other operating segments.

The business segments reflect how the Company’s operations are being managed, how operating performance within the Company is being evaluated by senior management and the structure of its internal financial reporting. In addition, the Company excludes acquisition-related integration costs, restructuring and related charges and unusual items that affect comparability from its definition of operating income for segment purposes.

For the year ended February 28, 2006, acquisition-related integration costs, restructuring and related charges and unusual costs consist of restructuring and related charges associated primarily with the Fiscal 2006 Plan and the Robert Mondavi Plan of $29.3 million; the flow through of adverse grape cost (as described below) and acquisition-related integration costs associated primarily with the Robert Mondavi acquisition of $23.0 million and $16.8 million, respectively; accelerated depreciation costs in connection with the Fiscal 2006 Plan of $13.4 million; the flow through of inventory step-up of $7.9 million associated primarily with the Robert Mondavi acquisition; the write-off of due diligence costs associated with the Company’s evaluation of a potential offer for Allied Domecq of $3.4 million; and other costs associated with the Fiscal 2006 Plan of $0.1 million. Adverse grape cost represents the amount of historical inventory cost on Robert Mondavi’s balance sheet that exceeds the Company’s estimated ongoing grape cost and is primarily due to the purchase of grapes by Robert Mondavi prior to the acquisition date at above-market prices as required under the terms of their existing grape purchase contracts. For the year ended February 28, 2005, acquisition-related integration costs, restructuring and related charges and unusual costs consist of financing costs associated with the redemption of the Company’s Senior Subordinated Notes (as defined in Note 9) and the repayment of the Company’s prior senior credit facility of $31.7 million; the flow through of adverse grape cost and acquisition-related integration costs associated with the Robert Mondavi acquisition of $9.8 million and $9.4 million, respectively; restructuring and related charges of $7.6 million; and the flow through of inventory step-up associated with the Hardy Acquisition and the Robert Mondavi acquisition of $6.4 million; partially offset by a net gain on the sale of non-strategic assets and a gain related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture of $6.1 million. For the year ended February 29, 2004, acquisition-related integration costs, restructuring and related charges and unusual costs consist of the flow through of inventory step-up and financing costs associated with the Hardy Acquisition of $22.5 million and $11.6 million, respectively; and restructuring and related charges of $47.9 million, including a write-down of commodity concentrate inventory of $16.8 million, partially offset by the relief from certain excise tax, duty and other costs incurred in prior years of $10.4 million.

The Company evaluates performance based on operating income of the respective business units. The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting Policies in Note 1 and include the recently adopted accounting pronouncements described in Note 2. Transactions between segments consist mainly of sales of products and are accounted for at cost plus an applicable margin.

Segment information is as follows:

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands)
Constellation Wines:
Net sales:
Branded wine	$2,263,369	$1,830,808	$1,549,750
Wholesale and other	972,051	1,020,600	846,306
Net sales	$3,235,420	$2,851,408	$2,396,056
Segment operating income	$530,388	$406,562	$348,132
Equity in earnings of equity method investees	$825	$1,753	$542
Long-lived assets	$1,322,136	$1,498,124	$1,004,906
Investment in equity method investees	$146,639	$259,181	$8,412
Total assets	$6,510,280	$6,941,068	$4,789,199
Capital expenditures	$118,615	$109,240	$94,147
Depreciation and amortization	$110,486	$83,744	$73,046

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
(in thousands)
Constellation Beers and Spirits:
Net sales:
Imported beers	$1,043,483	$922,947	$862,637
Spirits	324,545	313,283	284,551
Net sales	$1,368,028	$1,236,230	$1,147,188
Segment operating income	$292,572	$276,109	$252,533
Long-lived assets	$90,527	$83,548	$80,388
Total assets	$833,627	$790,457	$718,380
Capital expenditures	$11,536	$6,524	$7,497
Depreciation and amortization	$9,760	$10,590	$9,491

Corporate Operations and Other:
Net sales	$-	$-	$-
Segment operating loss	$(63,001)	$(55,980)	$(41,717)
Long-lived assets	$12,635	$14,695	$12,068
Total assets	$56,647	$72,647	$51,094
Capital expenditures	$2,347	$3,900	$3,450
Depreciation and amortization	$7,852	$9,321	$19,417

Acquisition-Related Integration Costs, Restructuring and Related Charges and Net Unusual Costs:
Net sales	$-	$-	$9,185
Operating loss	$(93,844)	$(58,795)	$(71,591)

Consolidated:
Net sales	$4,603,448	$4,087,638	$3,552,429
Operating income	$666,115	$567,896	$487,357
Equity in earnings of equity method investees	$825	$1,753	$542
Long-lived assets	$1,425,298	$1,596,367	$1,097,362
Investment in equity method investees	$146,639	$259,181	$8,412
Total assets	$7,400,554	$7,804,172	$5,558,673
Capital expenditures	$132,498	$119,664	$105,094
Depreciation and amortization	$128,098	$103,655	$101,954

The Company’s areas of operations are principally in the United States. Operations outside the United States are primarily in the United Kingdom and Australia and are included within the Constellation Wines segment. Revenues are attributed to countries based on the location of the selling company.

Geographic data is as follows:

	For the Years Ended
	February 28, 2006	February 28, 2005	February 29, 2004
Net Sales
United States	$2,823,345	$2,334,854	$2,132,357
Non-U.S.	1,780,103	1,752,784	1,420,072
Total	$4,603,448	$4,087,638	$3,552,429

Significant non-U.S. revenue sources include:
United Kingdom	$1,357,887	$1,374,775	$1,128,022
Australia / New Zealand	319,283	314,704	238,229
Other	102,933	63,305	53,821
Total	$1,780,103	$1,752,784	$1,420,072

	February 28, 2006	February 28, 2005
Long-lived assets
United States	$765,200	$922,161
Non-U.S.	660,098	674,206
Total	$1,425,298	$1,596,367

Significant non-U.S. long-lived assets include:
Australia / New Zealand	$431,627	$437,157
United Kingdom	160,733	175,638
Other	67,738	61,411
Total	$660,098	$674,206

23.   ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED:

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS No. 151”), “Inventory Costs - an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends the guidance in Accounting Research Bulletin No. 43 (“ARB No. 43”), “Restatement and Revision of Accounting Research Bulletins,” Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. As required, the Company adopted SFAS No. 151 on March 1, 2006. The adoption of SFAS No. 151 did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS No. 123(R)”), “Share-Based Payment.” SFAS No. 123(R) replaces Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25 (“APB Opinion No. 25”), “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires the cost resulting from all share-based payment transactions be recognized in the financial statements. In addition, SFAS No. 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a grant date fair-value-based measurement method in accounting for share-based payment transactions. SFAS No. 123(R) also amends Statement of Financial Accounting Standards No. 95 (“SFAS No. 95”), “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. SFAS No. 123(R) applies to all awards granted, modified, repurchased, or cancelled after the required effective date (see below). In March 2005, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), “Share-Based Payment,” to express the views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and to provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company adopted SFAS No. 123(R) as of March 1, 2006, using the modified prospective application. This application requires compensation cost to be recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered based on the grant date fair value of those awards as calculated under SFAS No. 123 for either recognition or pro forma disclosures. As of March 1, 2006, the unrecognized compensation expense associated with the remaining portion of the unvested outstanding awards is not material. In addition, the Company estimates stock-based compensation expense for options to be granted for the year ended February 28, 2007, to approximate $8.5 million, excluding any options granted or which may be granted in connection with the pending acquisition of Vincor (see Note 24).

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS No. 154”), “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change of estimate effected by a change in accounting principle. SFAS No. 154 also carries forward without change the guidance in APB Opinion No. 20 with respect to accounting for changes in accounting estimates, changes in the reporting unit and correction of an error in previously issued financial statements. As required, the Company adopted SFAS No. 154 on March 1, 2006. The adoption of SFAS No. 154 did not have a material impact on the Company’s consolidated financial statements.

24. SUBSEQUENT EVENTS (UNAUDITED):

Acquisition of Vincor -
On June 5, 2006, the Company acquired all of the issued and outstanding common shares of Vincor International Inc. (“Vincor”), Canada’s premier wine company. Vincor, based in Mississauga, Ontario, Canada, is the world’s eighth largest producer and distributor of wine and related products by revenue and is Canada’s largest producer and marketer of wine. Vincor is also one of the largest wine importers, marketers and distributors in the U.K. In connection with the production of its products, Vincor owns, operates and has interests in certain wineries and controls certain vineyards. Vincor produces, markets and sells premium, super-premium and fine wines from Canada, California, Washington State, Western Australia and New Zealand. In addition, Vincor sources, markets and sells premium wines from South Africa. Some of Vincor’s well-known premium brands include Inniskillin, Jackson-Triggs, Sumac Ridge, Hawthorne Mountain, R.H. Phillips, Toasted Head, Hogue, Kim Crawford and Kumala.

The acquisition of Vincor supports the Company’s strategy of strengthening the breadth of its portfolio across price segments and geographic regions to capitalize on the overall growth in the wine industry. In addition to complementing the Company’s current operations in the U.S., U.K., Australia and New Zealand, the acquisition of Vincor increases the Company’s global presence by adding Canada as another core market. In addition, the acquisition of Vincor makes the Company the largest wine company in Canada and strengthens the Company’s position as the largest wine company in the world and the largest premium wine company in the U.S.

Total consideration paid in cash to the Vincor shareholders was $1,115.8 million. In addition, the Company expects to incur direct acquisition costs of approximately $11.5 million. At closing, the Company also repaid certain outstanding indebtedness of Vincor of $312.7 million. The purchase price was financed with borrowings under the Company’s 2006 Credit Agreement (as defined below). In accordance with the purchase method of accounting, the acquired net assets are recorded at fair value at the date of acquisition. The results of operations of the Vincor business will be included in the Consolidated Statements of Income beginning on the date of acquisition. The purchase price allocation, including the third-party appraisal, is in process.

2006 Credit Agreement -
In connection with the acquisition of Vincor, on June 5, 2006, the Company and certain of its U.S. subsidiaries, JPMorgan Chase Bank, N.A. as a lender and administrative agent, and certain other agents, lenders, and financial institutions entered into a new credit agreement (the “2006 Credit Agreement”). The 2006 Credit Agreement provides for aggregate credit facilities of $3.5 billion, consisting of a $1.2 billion tranche A term loan facility due in June 2011, a $1.8 billion tranche B term loan facility due in June 2013, and a $500 million revolving credit facility (including a sub-facility for letters of credit of up to $200 million) which terminates in June 2011.

As of June 5, 2006, the required principal repayments of the tranche A term loan and the tranche B term loan for the remainder of fiscal 2007 and for each of the five succeeding fiscal years and thereafter are as follows:
	Tranche A Term Loan	Tranche B Term Loan	Total
(in millions)
2007	$90.0	$9.0	$99.0
2008	180.0	18.0	198.0
2009	210.0	18.0	228.0
2010	270.0	18.0	288.0
2011	300.0	18.0	318.0
2012	150.0	18.0	168.0
Thereafter	-	1,701.0	1,701.0
	$1,200.0	$1,800.0	$3,000.0

The rate of interest on borrowings under the 2006 Credit Agreement is a function of LIBOR plus a margin, the federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon the Company’s debt ratio (as defined in the 2006 Credit Agreement) and, with respect to LIBOR borrowings, ranges between 1.00% and 1.50%. The initial LIBOR margin for the revolving credit facility and the tranche A term loan facility is 1.25%, while the LIBOR margin on the tranche B term loan facility is 1.50%.

The Company’s obligations are guaranteed by certain of its U.S. subsidiaries. These obligations are also secured by a pledge of (i) 100% of the ownership interests in certain of the Company’s U.S. subsidiaries and (ii) 65% of the voting capital stock of certain of the Company’s foreign subsidiaries.

The Company and its subsidiaries are also subject to covenants that are contained in the 2006 Credit Agreement, including those restricting the incurrence of additional indebtedness (including guarantees of indebtedness), additional liens, mergers and consolidations, disposition or acquisition of property, the payment of dividends, transactions with affiliates and the making of certain investments, in each case subject to numerous conditions, exceptions and thresholds. The financial covenants are limited to maximum total debt and senior debt coverage ratios and minimum interest and fixed charge coverage ratios.

The Company used the proceeds of borrowings under the 2006 Credit Agreement to repay the outstanding obligations under its 2004 Credit Agreement (as defined above), to fund the acquisition of Vincor and to repay certain indebtedness of Vincor. The Company intends to use the remaining availability under the 2006 Credit Agreement to fund its working capital needs on an ongoing basis.

As of June 5, 2006, under the 2006 Credit Agreement, the Company had outstanding tranche A term loans of $1.2 billion bearing an interest rate of 6.5%, tranche B term loans of $1.8 billion bearing an interest rate of 6.8%, revolving loans of $187.5 million bearing an interest rate of 6.3%, outstanding letters of credit of $76.0 million, and $236.5 million in revolving loans available to be drawn.

Pending Joint Venture Arrangement -
On July 17, 2006, Barton Beers, Ltd. (“Barton”), an indirect wholly-owned subsidiary of the Company, entered into an agreement to establish a joint venture (the “Joint Venture Agreement”) with Diblo, S.A. de C.V. (“Diblo”), a joint venture owned 76.75% by Grupo Modelo, S.A. de C.V. (“Modelo”) and 23.25% by Anheuser-Busch, Inc., pursuant to which Modelo’s Mexican beer portfolio will be sold and imported in the 50 states of the United States of America, the District of Columbia and Guam. Subject to the consent of the brands’ owners, the joint venture may also sell Tsingtao and St. Pauli Girl brands.

The Joint Venture Agreement provides that Barton will contribute substantially all of its assets relating to importing, marketing and selling beer under the Corona Extra, Corona Light, Coronita, Modelo Especial, Negra Modelo, Pacifico, St. Pauli Girl and Tsingtao brands and the liabilities associated therewith (the “Barton Contributed Net Assets”) to a newly formed wholly-owned subsidiary. Additionally, the Joint Venture Agreement provides that following Barton’s contribution, a subsidiary of Diblo will, in exchange for a 50% membership interest in the newly formed wholly-owned Barton subsidiary, contribute cash in an amount equal to the Barton Contributed Net Assets, subject to specified adjustments. The joint venture will then enter into an importer agreement with an affiliate of Modelo which will grant the joint venture the exclusive right to sell Modelo’s Mexican beer portfolio in the territories mentioned above. In addition, the existing importer agreement which currently gives Barton the right to import and sell Modelo’s Mexican beer portfolio primarily west of the Mississippi River will be superseded by the transactions contemplated by the Joint Venture Agreement. As a result of these transactions, Barton and Diblo will each have, directly or indirectly, equal interests in the joint venture.

The Company currently expects the transactions contemplated in the Joint Venture Agreement to be consummated on or after January 2, 2007. The Company will account for the investment in the joint venture under the equity method; accordingly, the results of operations of the joint venture will be included in the equity in earnings of equity method investees line in the Company’s Consolidated Statements of Income from the date of investment.

Fiscal 2007 Wine Plan -
On August 2, 2006, the Company announced plans to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the “Fiscal 2007 Wine Plan”). In connection with the Fiscal 2007 Wine Plan, the Company expects to incur total charges of approximately $60 million over the next three fiscal years as follows: $44 million, $13 million, and $3 million for the years ended February 28, 2007, February 29, 2008, and February 28, 2009, respectively. Of this total, the Company expects $40 million of the charges to result in the expenditure of cash and $20 million of non-cash charges.

25.   SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

A summary of selected quarterly financial information is as follows:

	QUARTER ENDED
Fiscal 2006	May 31, 2005	August 31, 2005	November 30, 2005	February 28, 2006	Full Year
(in thousands, except per share data)
Net sales	$1,096,535	$1,191,959	$1,267,087	$1,047,867	$4,603,448
Gross profit	$306,006	$348,000	$384,221	$286,362	$1,324,589
Net income(1)	$75,699	$82,420	$108,961	$58,182	$325,262
Earnings per common share(2):
Basic - Class A Common Stock	$0.34	$0.37	$0.49	$0.25	$1.44
Basic - Class B Common Stock	$0.31	$0.33	$0.44	$0.23	$1.31
Diluted	$0.32	$0.34	$0.46	$0.24	$1.36

	QUARTER ENDED
Fiscal 2005	May 31, 2004	August 31, 2004	November 30, 2004	February 28, 2005	Full Year
(in thousands, except per share data)
Net sales	$927,305	$1,036,941	$1,085,711	$1,037,681	$4,087,638
Gross profit	$250,462	$289,683	$313,664	$286,780	$1,140,589
Net income(3)	$51,329	$80,614	$96,893	$47,628	$276,464
Earnings per common share(2):
Basic - Class A Common Stock	$0.23	$0.37	$0.44	$0.21	$1.25
Basic - Class B Common Stock	$0.21	$0.33	$0.40	$0.19	$1.14
Diluted	$0.22	$0.35	$0.42	$0.20	$1.19

(1)
In Fiscal 2006, the Company recorded acquisition-related integration costs, restructuring and related charges and unusual costs consisting of restructuring and related charges associated primarily with the Fiscal 2006 Plan and the Robert Mondavi Plan; the flow through of adverse grape cost and acquisition-related integration costs associated primarily with the Robert Mondavi acquisition; the flow through of inventory step-up associated with the Robert Mondavi acquisition and certain equity method investments; accelerated depreciation costs in connection with the Fiscal 2006 Plan; the write-off of due diligence costs associated with the Company’s evaluation of a potential offer for Allied Domecq; other worldwide wines reorganization costs in connection with the Fiscal 2006 Plan; and an income tax adjustment in connection with the reversal of an income tax accrual related to the completion of various income tax examinations. The following table identifies these items, net of income taxes, by quarter and in the aggregate for Fiscal 2006:

	QUARTER ENDED
Fiscal 2006	May 31, 2005	August 31, 2005	November 30, 2005	February 28, 2006	Full Year
(in thousands, net of tax)
Restructuring and related charges	$1,149	$1,468	$2,585	$15,485	$20,687
Flow through of adverse grape cost	4,595	4,165	3,771	2,102	14,633
Acquisition-related integration costs	3,934	5,075	985	668	10,662
Flow through of inventory step-up	2,071	2,463	3,135	5,845	13,514
Accelerated depreciation	-	-	4,397	4,566	8,963
Allied Domecq due diligence costs	-	2,460	(233)	-	2,227
Other worldwide wines reorganization costs	-	-	-	54	54
Income tax adjustment	(16,208)	-	-	-	(16,208)
Total acquisition-related integration costs, restructuring and related charges and unusual costs	$(4,459)	$15,631	$14,640	$28,720	$54,532

(2)
The sum of the quarterly earnings per common share in Fiscal 2006 and Fiscal 2005 may not equal the total computed for the respective years as the earnings per common share are computed independently for each of the quarters presented and for the full year.

(3)
In Fiscal 2005, the Company recorded acquisition-related integration costs, restructuring and related charges and unusual costs consisting of financing costs associated with the redemption of senior subordinated notes and the repayment of the Company’s prior senior credit facility; the flow through of adverse grape cost and acquisition-related integration costs associated with the Robert Mondavi acquisition; restructuring and related charges resulting primarily from (i) the realignment of business operations in the Constellation Wines segment and (ii) the Robert Mondavi acquisition; the flow through of inventory step-up associated with the Hardy Acquisition and the Robert Mondavi acquisition; and other, which include net gains from the sale of non-strategic assets and the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture. The following table identifies these items, net of income taxes, by quarter and in the aggregate for Fiscal 2005:

	QUARTER ENDED
Fiscal 2005	May 31, 2004	August 31, 2004	November 30, 2004	February 28, 2005	Full Year
(in thousands, net of tax)
Financing costs	$6,601	$-	$-	$13,684	$20,285
Flow through of adverse grape cost	-	-	-	6,240	6,240
Acquisition-related integration costs	-	-	-	6,029	6,029
Restructuring and related charges	1,032	748	1,052	2,018	4,850
Flow through of inventory step-up	829	622	1,210	1,479	4,140
Other	-	-	-	(3,916)	(3,916)
Total acquisition-related integration costs, restructuring and related charges and unusual costs	$8,462	$1,370	$2,262	$25,534	$37,628